Exhibit 10.1

SECURITIES PURCHASE AND MERGER AGREEMENT

by and among

AMERICAN TOWER INVESTMENTS LLC,

and

LMIF PYLON GUERNSEY LIMITED,

MACQUARIE SPECIALISED ASSET MANAGEMENT LIMITED

(solely in its capacity as responsible entity of Macquarie Global Infrastructure Fund IIIA),

MACQUARIE SPECIALISED ASSET MANAGEMENT 2 LIMITED

(solely in its capacity as responsible entity of Macquarie Global Infrastructure Fund IIIB),

MACQUARIE INFRASTRUCTURE PARTNERS II U.S., L.P.,

MACQUARIE INFRASTRUCTURE PARTNERS II INTERNATIONAL, L.P.,

MACQUARIE INFRASTRUCTURE PARTNERS CANADA, L.P.,

MACQUARIE INFRASTRUCTURE PARTNERS A, L.P.,

MACQUARIE INFRASTRUCTURE PARTNERS INTERNATIONAL, L.P.,

MACQUARIE GTP INVESTMENTS LLC,

GTP INVESTMENTS LLC,

STICHTING DEPOSITARY PGGM INFRASTRUCTURE FUNDS,

MACQUARIE INFRASTRUCTURE PARTNERS INC.

and

the MANAGEMENT HOLDERS

Dated as of September 6, 2013

4.8.	Absence of Certain Changes	22

4.9.	Contracts	24

4.10.	Title to Properties; Real Property Leases	25

4.11.	Employee Benefit Plans	27

4.12.	Related Transactions	29

4.13.	Utilities and Access	30

4.14.	Tax Matters	30

4.15.	Environmental Matters	31

4.16.	Intellectual Property	31

4.17.	Labor Relations; Compliance	31

4.18.	Insurance	32

4.19.	Acquisition Pipeline	32

4.20.	Per Tower Data	32

4.21.	Broker or Finder	32

4.22.	No Other Representations and Warranties	33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		33

5.1.	Organization and Business; Power and Authority; Effect of Transaction	33

5.2.	Financing	34

5.3.	Broker or Finder	34

5.4.	Legal Actions	34

5.5.	Investigation and Evaluation	35

5.6.	No Other Representations and Warranties	35

ARTICLE 6 COVENANTS		35

6.1.	Access to Information	35

6.2.	Agreement to Cooperate	36

6.3.	Public Announcements	37

6.4.	Conduct of Business of the Company, the Holding Companies and Macquarie GTPI Pending the Closing	37

6.5.	REIT Status	41

6.6.	Use of Name	41

6.7.	Employee Matters	41

6.8.	Tax Allocations	43

6.9.	The U.S. Partnership Contributions	44

ARTICLE 7 CLOSING CONDITIONS		44

7.1.	Condition to Obligations of the Sellers and Buyer	44

7.2.	Conditions to Obligations of Buyer	45

7.3.	Conditions to Obligations of the Sellers	46

ARTICLE 8 TERMINATION		46

8.1.	Termination	46

8.2.	Effect of Termination	47

ARTICLE 9 SURVIVAL; INDEMNIFICATION		47

9.1.	Survival of Representations, Warranties, Covenants and Agreements	47

9.2.	Indemnification of Buyer	48

9.3.	Indemnification of the Sellers	49

9.4.	Limitations; Calculation of Losses	50

9.5.	Method of Asserting Claims	51

9.6.	Character of Indemnity Payments	52

ARTICLE 10 GENERAL PROVISIONS		52

10.1.	Specific Performance	52

10.2.	Waivers; Amendments	52

10.3.	Fees, Expenses and Other Payments	53

10.4.	Notices	53

10.5.	Severability	56

10.6.	Disclosure Schedule	56

10.7.	Counterparts	57

10.8.	Section Headings	57

10.9.	Governing Law	57

10.10.	Further Acts	57

10.11.	Entire Agreement; Construction; No Implied Warranties	57

10.12.	Assignment	58

10.13.	Parties in Interest	58

10.14.	Sellers’ Representative	58

10.15.	Several Obligations	60

10.16.	MSAM Entities	60

10.17.	PGGM Purchaser	60

10.18.	Buyer Guarantor	61

ATTACHMENTS:

APPENDIX A:	Definitions
APPENDIX B:	Ownership of Holding Company Interests, Macquarie GTP Interests and Company Interests
APPENDIX C:	[Reserved]
APPENDIX D:	Resigning Directors
APPENDIX E:	Sample Calculation of Payment of Base Merger Consideration, Excess Amount and Deficiency Amount

EXHIBITS:

EXHIBIT A:	[Reserved]
EXHIBIT B:	Purchased Interests Assignment Agreement
EXHIBIT C:	Form of Certificate of Merger
EXHIBIT D:	Form of statement for determining and allocating the Base Purchase Price, Base Merger Consideration and Base Securities Purchase Price, MIPC Base Securities Purchase Price and PGGM Blocker Base Securities Purchase Price
EXHIBIT E:	Form of REIT Opinion
EXHIBIT F:	[Reserved]

DISCLOSURE SCHEDULE

SECURITIES PURCHASE AND MERGER AGREEMENT

Securities Purchase and Merger Agreement, dated as of September 6, 2013, by and among American Tower Investments LLC, a company organized under the laws of California (“Buyer”), LMIF Pylon Guernsey Limited, a company organized under the laws of Guernsey, Channel Islands (“LMIF Pylon”), Macquarie Specialised Asset Management Limited, solely in its capacity as responsible entity of Macquarie Global Infrastructure Fund IIIA, a trust (“GIF IIIA”), Macquarie Specialised Asset Management 2 Limited, solely in its capacity as responsible entity of Macquarie Global Infrastructure Fund IIIB, a trust (“GIF IIIB”), Macquarie Infrastructure Partners II U.S., L.P., a limited partnership organized under the laws of Delaware (“MIP II”), Macquarie Infrastructure Partners II International, L.P., a limited partnership organized under the laws of Delaware (“MIP II International”), Macquarie Infrastructure Partners Canada, L.P., a limited partnership organized under the laws of Ontario, Canada (“MIP I Canada”), Macquarie Infrastructure Partners A, L.P., a company organized under the laws of Delaware (“MIP I”), Macquarie Infrastructure Partners International, L.P., a limited partnership organized under the laws of Delaware (“MIP I International”), Stichting Depositary PGGM Infrastructure Funds (the “Depositary”), acting in its own name but in its capacity as depositary of and for the account of PGGM Infrastructure Fund 2012, a fund for joint account (Fonds voor Gemene Rekening) organized under the laws of the Netherlands, herein represented by PGGM Vermogensbeheer B.V. (“PGGM”, and together with LMIF Pylon, GIF IIIA, GIF IIIB, MIP II, MIP II International, MIP I Canada, MIP I and MIP I International, the “Sellers”), Macquarie GTP Investments LLC, a limited liability company organized under the laws of Delaware (“Macquarie GTPI”), GTP Investments LLC, a limited liability company organized under the laws of Delaware (the “Company”), Macquarie Infrastructure Partners Inc., a Delaware corporation (“MIP Inc.”), and the Management Holders (solely with respect to Sections 2.2(b)(ii), 2.4-2.8 and 6.3 and Articles 9 and 10). Buyer, the Sellers, Macquarie GTPI, the Company, MIP Inc. and the Management Holders are referred to collectively as the “Parties”.

RECITALS

WHEREAS, each of the Sellers directly owns the number of units in MIP Tower Holdings LLC, a limited liability company organized under the laws of Delaware (“MIPT”), set forth opposite such Seller’s name in Appendix B (the “Transferred MIPT Interests”), which units held directly by all the Sellers represent 88.73% of the issued and outstanding membership interests of MIPT (other than MIPT Preferred Units) (the “MIPT Interests”);

WHEREAS, each of MIP I Canada, MIP I and MIP I International (the “MIPC Sellers”) owns the percentage interest in MIP Communications Holdings LLC, a limited liability company organized under the laws of Delaware (“MIPC”), set forth opposite such MIPC Seller’s name in Appendix B (the “Transferred MIPC Interests”), which percentage interests held by all the MIPC Sellers represent 100% of the issued and outstanding membership interests of MIPC (“MIPC Interests”), and MIPC, in turn, owns the number of units in MIPT set forth opposite its name in Appendix B, which units represent 5.23% of the issued and outstanding MIPT Interests;

WHEREAS, PGGM owns 100% of the issued and outstanding membership interests (the “PGGM Blocker Interests”) of PGGM Tower Holding LLC, a limited liability company organized under the laws of Delaware (“PGGM Blocker”), and, PGGM Blocker, in turn, owns the number of units in MIPT set forth opposite its name in Appendix B, which units represent 6.03% of the issued and outstanding MIPT Interests;

WHEREAS, MIPT, PGGM Blocker and MIPC are referred to collectively as the “Holding Companies”, and the Transferred MIPT Interests, the Transferred MIPC Interests and the PGGM Blocker Interests are referred to collectively as the “Transferred Interests”, and the MIPT Interests, the MIPC Interests and the PGGM Blocker Interests are referred to collectively as the “Holding Company Interests”;

WHEREAS, MIPT owns the number of units in Macquarie GTPI set forth opposite its name in Appendix B, which units held by MIPT represent 100% of the issued and outstanding membership interests of Macquarie GTPI (“Macquarie GTPI Interests”) and, Macquarie GTPI, in turn, owns the number of units in the Company set forth opposite its name in Appendix B, which units represent 97.37% of the issued and outstanding Series A Units;

WHEREAS, certain members of management of the Company (the “Management Holders”) own the number of Company Interest set forth opposite their names in Appendix B, which units held by all such management represent 2.63% of the issued and outstanding Series A Units and 100% of each of the issued and outstanding Series B Units and Series C Units;

WHEREAS, pursuant to the provisions of this Agreement, the Sellers desire to sell to Buyer, and Buyer desires to purchase (the “Securities Purchase”), the Transferred Interests, which represent, directly and indirectly, 100% of the issued and outstanding membership interests in each of the Holding Companies in exchange for the payment in the aggregate of the Final Securities Purchase Price; and

WHEREAS, immediately after completion of the Securities Purchase, Buyer shall effect the merger of Macquarie GTPI with and into the Company in accordance with the Delaware Limited Liability Company Act of the State of Delaware (the “Act”) and the provisions of this Agreement (the “Merger”), pursuant to which the Management Holders shall receive the cash merger consideration set forth herein (which in the aggregate shall equal the Final Merger Consideration) and MIPT shall become the owner of 100% of the issued and outstanding membership interests of the Surviving Company (defined below).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the Parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

ARTICLE 1

DEFINED TERMS AND INTERPRETATION PROVISIONS

As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule delivered pursuant hereto. Any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statue or regulation, to any successor provision). All references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. References to “hereof,” “herein” or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to “this Section” or “this Article” are intended to refer to the entire section or article and not a particular subsection thereof. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

ARTICLE 2

SECURITIES PURCHASE AND MERGER

2.1. Securities Purchase.

(a) On the Closing Date and immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Agreement (provided that, the Parties shall agree to modifications to the following procedures and the payment mechanics, as soon as reasonably practicable after the date hereof to reflect the U.S. Partnership Contributions):

(i) each Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s right, title and interest in and to the Transferred MIPT Interests, in consideration of which Buyer shall pay to the Paying Agent for distribution to each such Seller an amount equal to (x) the Base Securities Purchase Price (subject to adjustment pursuant to Section 2.7) multiplied by (y) such Seller’s direct ownership percentage in MIPT set forth in Appendix B;

(ii) each MIPC Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from each MIPC Seller, all of such MIPC Seller’s right, title and interest in and to the Transferred MIPC Interests, in consideration of which Buyer shall pay to the Paying Agent for distribution to each such MIPC Seller an amount equal to (x) the MIPC Base Securities Purchase Price (subject to adjustment pursuant to Section 2.7) multiplied by (y) such MIPC Seller’s ownership percentage in MIPC set forth in Appendix B; and

(iii) PGGM shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from PGGM, all of PGGM’s right, title and interest in and to the PGGM Blocker Interests, in consideration of which Buyer shall pay to the Paying Agent for distribution to PGGM the PGGM Blocker Base Securities Purchase Price (subject to adjustment pursuant to Section 2.7).

A sample calculation of the consideration to be paid pursuant to this Section 2.1(a) is provided for illustrative purposes in Appendix E.

(b) The Sellers may update Appendix B, after the date hereof but no later than five (5) Business Days prior to the Closing Date, by written notice from the Sellers’ Representative to Buyer. For the avoidance of doubt, in no event shall such any such update result in an increase in the Base Purchase Price.

(c) No later than two (2) Business Days prior to the Closing Date, the Sellers shall provide final instructions to the Paying Agent (with a copy to Buyer) on the allocation of the Base Purchase Price among the Sellers and the Management Holders. For the avoidance of doubt, in no event shall such any such update result in an increase in the Base Purchase Price.

2.2. Deliverables at Closing.

(a) At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer the following:

(i) a counterpart, executed by the applicable Seller, of one or more assignment and assumption agreements evidencing the assignment and transfer to Buyer of all of the Transferred Interests to be acquired hereunder substantially in the form of Exhibit B (the “Purchased Interests Assignment Agreement”);

(ii) (A) from each of U.S. Partnership I and U.S. Partnership II, a statement in compliance with Treasury Regulations Sections 1.1445-2(b)(2); (B) from each Seller and from each Management Holder, to the extent such Person is legally able to do so, a statement in compliance with Treasury Regulations Sections 1.1445-2(b)(2) (adjusted to account for the fact that such Person is not a transferor at Closing); (C) a statement from each of PGGM Blocker and MIPT, in compliance with Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h), certifying that the interests in such Holding Company are not United States real property interests along with evidence from such Holding Company demonstrating compliance with the requirement to notify the Internal Revenue Service pursuant to Treasury Regulation Section 1.897-2(h)(2);

(iii) resignations of the members set forth in Appendix D of the Board of Managers, Board of Directors or similar entity of each of the Company, Macquarie GTPI and each of the Holding Companies, which directors and managers, as applicable, shall be released from any liabilities to the subject entities for actions taken in such capacity;

(iv) a counterpart, executed by the Sellers’ Representative, of the Escrow Agreement (which shall also be delivered to the Escrow Agent);

(v) the certificates contemplated by Section 7.2(b); and

(vi) applicable debt payoff letters and releases of Liens in respect of the debt to be paid at Closing.

(b) At the Closing, Buyer shall:

(i) pay to the Paying Agent, for distribution to each Seller, by wire transfer of immediately available U.S. dollar-denominated funds, the Base Securities Purchase Price (calculated using a Base Purchase Price reduced by the Escrow Amount) to the account designated in writing to the Paying Agent by the Seller’s Representative not less than two (2) Business Days prior to the Closing Date;

(ii) pay to the Paying Agent, for distribution to each Management Holder the amounts set forth in Section 2.6(a);

(iii) pay to the Paying Agent, for distribution to the applicable MIPC Seller, by wire transfer of immediately available U.S. dollar-denominated funds, of their portion of the MIPC Base Securities Purchase Price as determined pursuant to Section 2.1(a)(ii) (calculated using a Base Purchase Price that is reduced by the Escrow Amount), to the account or accounts designated in writing to the Paying Agent by the Sellers’ Representative not less than two (2) Business Days prior to the Closing Date;

(iv) pay to the Paying Agent, for distribution to PGGM, by wire transfer of immediately available U.S. dollar-denominated funds, the PGGM Blocker Base Securities Purchase Price (calculated using a Base Purchase Price that is reduced by the Escrow Amount), to the account or accounts designated in writing to the Paying Agent by the Sellers’ Representative not less than two (2) Business Days prior to the Closing Date;

(v) pay to Toronto Dominion (Texas) LLC, as administrative agent under the TD Facility, by wire transfer of immediately available U.S. dollar-denominated funds, the amount set forth in the Debt Payoff Amount, to the account or accounts designated in writing by the Sellers’ Representative not less than two (2) Business Days prior to the Closing Date;

(vi) pay to the Persons owed any Seller Transaction Expenses their respective portion of the Seller Transaction Expenses, to the account or accounts designated by the Sellers’ Representative not less than two (2) Business Days prior to the Closing Date;

(vii) deliver to the Sellers’ Representative a counterpart, executed by the Buyer, of one or more Purchased Interest Assignment Agreements;

(viii) deliver to the Sellers’ Representative and the Escrow Agent a counterpart, executed by the Buyer, of the Escrow Agreement;

(ix) deliver to the Sellers’ Representative the certificate contemplated by Section 7.3(b); and

(x) deposit with the Escrow Agent, by wire transfer of immediately available U.S. dollar-denominated funds, the Escrow Amount, to the Escrow Account established pursuant to (and the Escrow Amount shall be held by the Escrow Agent in accordance with the terms of) the Escrow Agreement.

2.3. Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1 and subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the waivable conditions set forth in Article 7, the closing of the Securities Purchase and the Merger (the “Closing”) will take place at 10:00 a.m. New York City time on the date that is two (2) Business Days after satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 7 (excluding conditions that, by their terms, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of such conditions) or such other date and time as is agreed to in writing by the Sellers’ Representative and Buyer (the “Closing Date”); provided, however, that in no event shall the Closing Date be before October 1, 2013. The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, unless another place is agreed to in writing by the Sellers’ Representative and Buyer.

2.4. The Merger.

(a) At the Effective Time (as defined below), and subject to the terms and conditions of this Agreement and the Act, Buyer shall cause the Merger to occur, the separate corporate existence of Macquarie GTPI shall thereupon cease, and the Company shall be the surviving company in the Merger. The Company sometimes is referred to herein as the “Surviving Company”.

(b) Surviving Company. At the Effective Time, the Surviving Company shall continue its limited liability company existence under the laws of the State of Delaware. The Merger shall have the effects set forth in the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of a public as well as of a private nature of Macquarie GTPI and the Company shall vest in the Surviving Company, and all debts, liabilities and duties of Macquarie GTPI and the Company shall become the debts, liabilities and duties of the Surviving Company. The name of the Surviving Company shall be such name as shall be set forth in the Certificate of Merger (as defined below) by Buyer, provided that the names “Macquarie” and “MIP” (and any names that are similar to or derivative of the foregoing) shall not be permitted to be used in the name of the Surviving Company.

(c) Effective Time. On the Closing Date, immediately after the consummation of the Securities Purchase, Buyer shall cause the Company to execute a certificate of merger in the form attached as Exhibit C (the “Certificate of Merger”) and Buyer shall cause the Company to file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Act, and shall make or cause to be made all other filings or recordings required by the Act in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

(d) Fourth Amended and Restated Operating Agreement. At the Effective Time, without any further action by any Person, the Third Amended and Restated Operating Agreement of the Company, as in effect at the Effective Time, shall be amended and restated as reasonably agreed by Buyer and Sellers’ Representative (the “Fourth Amended and Restated Operating Agreement”).

(e) Directors and Officers. From and after the Effective Time, the members of the Board of Managers and officers of the Company immediately after the Closing but immediately prior to the Effective Time shall be the members of the Board of Managers and officers of the Surviving Company, each to hold office in accordance with the Fourth Amended and Restated Operating Agreement and until his or her successor is duly elected and qualified or until his earlier death, resignation or removal.

2.5. Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Macquarie GTPI or the holders of any of the following securities:

(i) each Company Interest which is held in the treasury of the Company or its Subsidiaries or which is held by Buyer or any of its Subsidiaries (including Macquarie GTPI) shall be cancelled and retired and no payment shall be made with respect thereto;

(ii) each Series A Unit issued and outstanding immediately prior to the Effective Time (other than any Company Interests to be cancelled pursuant to Section 2.5(a)(i)) shall be (x) accelerated and vested and (y) converted into the right to receive, in cash, an amount equal to the Per Unit Series A Merger Consideration (subject to adjustment pursuant to Section 2.7);

(iii) each Series B Unit issued and outstanding immediately prior to the Effective Time (other than any Company Interests to be cancelled pursuant to Section 2.5(a)(i)) shall be (x) accelerated and vested and (y) converted into the right to receive, in cash, an amount equal to the Per Unit Series B Merger Consideration (subject to adjustment pursuant to Section 2.7);

(iv) each Series C Unit issued and outstanding immediately prior to the Effective Time (other than any Company Interests to be cancelled pursuant to Section 2.5(a)(i)) shall be (x) accelerated and vested and (y) converted into the right to receive, in cash, an amount equal to the Per Unit Series C Merger Consideration (subject to adjustment pursuant to Section 2.7); and

(v) each unit representing a Macquarie GTPI Interest issued and outstanding immediately prior to the Effective Time shall be converted into one unit of the Surviving Company and the holders thereof shall be admitted to the Surviving Company as the members thereof.

2.6. Payment of Base Merger Consideration.

(a) At the Effective Time, Buyer shall pay, or shall cause the Company to pay, (x) to each holder of Series A Units entitled to receive a portion of the Series A Merger Consideration pursuant to Section 2.5(a)(ii), an amount equal to the Per Unit Series A Merger Consideration (calculated based on the Base Merger Consideration) multiplied by the number of Series A Units held by such holder immediately prior to the Effective Time, (y) to each holder of Series B Units entitled to receive a portion of the Series B Merger Consideration pursuant to Section 2.5(a)(iii), an amount equal to the Per Unit Series B Merger Consideration (calculated based on the Base Merger Consideration) multiplied by the number of Series B Units held by such holder immediately prior to the Effective Time, and (z) to each holder of Series C Units entitled to receive a portion of the Series C Merger Consideration pursuant to Section 2.5(a)(iv), an amount equal to the Per Unit Series C Merger Consideration (calculated based on the Base Merger Consideration) multiplied by the number of Series C Units held by such holder immediately prior to the Effective Time. Payments in respect of the Base Merger Consideration shall be paid by wire transfer of immediately available U.S. dollar-denominated funds to the accounts of the Management Holders set forth in Appendix C. A sample calculation of the consideration to be paid pursuant to this Section 2.6(a) is provided for illustrative purposes in Appendix E.

(b) After the Effective Time, there shall be no transfers on the transfer books of the Surviving Company of any Company Interests.

2.7. Adjustment of the Securities Purchase Price and Merger Consideration.

(a) Section 2.7(a)(i) of the Disclosure Schedule sets forth a report containing the Sellers’ Representative’s estimated calculation of TCF Run Rate as of the date hereof for each Tower Site (“Sellers’ Initial TCF Report”). At least ten (10) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to Buyer a good faith calculation of (i) the estimated amount of Closing Indebtedness, as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date (the “Estimated Closing Indebtedness”), (ii) the estimated amount of Closing Working Capital, as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date (the “Estimated Closing Working Capital”), and the resulting Estimated Working Capital Adjustment, as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date, (iii) the estimated Tower Cash Flow as determined on 11:59 p.m. New York City time on the day immediately preceding the Closing Date (the “Estimated Closing TCF Amount”) and the resulting Estimated Closing TCF Adjustment and (iv) the estimated amount of Closing Cash as of 11:59 p.m. New York City time on the day immediately preceding the Closing Date (the “Estimated Cash”), in each case based on the Company’s books and records and other information available at the time, together with the determination of the Base Purchase Price, the Base Merger Consideration, the Base Securities Purchase Price, the MIPC Base Securities Purchase Price and the PGGM Blocker Base Securities Purchase Price in a statement in the form of Exhibit D, all of which estimates and determinations shall be prepared in each case in accordance with this Agreement and otherwise as reflected in the example calculation used to prepare Appendix E and the Company’s historic audited financial statements, except as to straightlining. In the event Buyer notifies Sellers’ Representative of any objection to the Closing Statement prior to the Closing, then Buyer and the Sellers’ Representative shall discuss in good faith any such objections prior to the Closing Date; provided, that if Buyer and the Sellers’ Representative are unable to resolve any such objections prior to the Closing Date, then the Estimated Closing Indebtedness, Estimated Closing Working Capital and Estimated Closing TCF Amount as determined by the Sellers’ Representative shall be used for the purpose of calculating the Base Purchase Price as of the Closing, and such objections shall be resolved post-Closing as set forth in Section 2.7(b).

(b) Within ninety (90) days following the Closing Date, Buyer shall deliver to the Sellers’ Representative a statement (the “Closing Statement”) that shall include the Company’s calculation of the Closing Indebtedness, Closing Cash, and Closing Working Capital and the Closing Statement TCF Amount, in each case in accordance with this Agreement and otherwise as reflected in the example calculation used to prepare Appendix E and the Company’s historic audited financial statements, except as to straightlining. During the period from the Closing to the delivery of the Closing Statement, Buyer and its representatives shall be permitted to review the Sellers’ working papers and the working papers of the Sellers’ independent accountants, if any, and shall have access to the Sellers’ and their Subsidiaries’ personnel and relevant representatives in connection with the preparation of the Closing Statement and the calculation of the Closing Indebtedness, Closing Working Capital and Closing Statement TCF Amount, as well as the relevant books and records of the Sellers’ and their Subsidiaries; provided, however, that the independent accountants of the Sellers shall not be obligated to make any working papers available to Buyer unless and until Buyer shall have signed customary confidentiality and hold harmless agreements relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. During the fifteen (15) days immediately following the Sellers’ Representative’s receipt of the Closing Statement (the “Purchase Price Adjustment Review Period”), the Sellers Representative and its representatives shall be permitted to review the Company’s working papers and the working papers of the Company’s independent accountants, if any, relating to the preparation of the Closing Statement and the calculation of the Closing Indebtedness, Closing Cash, Closing Working Capital and Closing Statement TCF Amount therein, as well as the relevant books and records of the Company; provided, however, that the independent accountants of the Company shall not be obligated to make any working papers available to the Sellers’ Representative unless and until the Sellers’ Representative has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The Sellers’ Representative shall notify Buyer in writing (the “Notice of Purchase Price Adjustment Disagreement”) prior to the expiration of the Purchase Price Adjustment Review Period if the Sellers’ Representative disagrees with the Closing Statement or the Closing Indebtedness, Closing Cash, Closing Working Capital or Closing Statement TCF Amount set forth therein. The Notice of Purchase Price Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Sellers’ Representative’s determination of the amount of the Closing Indebtedness, Closing Cash, Closing Working Capital and Closing Statement TCF Amount, together with reasonably detailed supporting documentation. If no Notice of Purchase Price Adjustment Disagreement is received by Buyer on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Closing Statement and the Closing Indebtedness, Closing Cash, Closing Working Capital and Closing Statement TCF Amount set forth in the Closing Statement shall be deemed to have been accepted by the Sellers’ Representative and shall become final and binding upon the Parties. During the thirty (30) days immediately following the timely delivery of a Notice of Purchase Price Adjustment Disagreement, the Sellers’ Representative and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement. If the Sellers’ Representative and Buyer cannot agree on the Closing Indebtedness, Closing Cash, Closing Working Capital and Closing Statement TCF Amount within such thirty (30)-day period, the Closing Indebtedness, Closing Cash, Closing Working Capital and/or Closing Statement TCF Amount, in each case solely to the extent not agreed between Buyer and the Sellers’ Representative, shall be determined by Ernst & Young or other independent auditors acceptable to Seller’s Representative and Buyer (the “Independent Accountant”). The Sellers’ Representative and Buyer shall furnish the Independent Accountant with a statement setting forth the items from the Notice of Purchase Price Adjustment Disagreement that are still in dispute (the “Independent Accountant Dispute Notice”). In the event that Ernst & Young or other independent auditors acceptable to Seller’s Representative and Buyer refuses or is otherwise unable to act as the Independent Accountant, the Sellers’ Representative and Buyer shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Sellers’ Representative and Buyer, in which event “Independent Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on all of the Parties, of the amount of each of the line items in the Closing Statement as to which there is disagreement as specified in the Independent Accountant Dispute Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either the Sellers’ Representative or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Sellers’ Representative in the Notice of Purchase Price Adjustment Disagreement or Buyer in the Closing Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Independent Accountant Dispute Notice that are in dispute. The statement of the Closing Indebtedness, Closing Cash, Closing Working Capital and Closing Statement TCF Amount and the determination of the Closing Indebtedness, Closing Cash, Closing Working Capital and Closing Statement TCF Amount therefrom that are final and binding on the Parties, as determined either through agreement of the Sellers’ Representative and Buyer (deemed or otherwise) or through the determination of the Independent Accountant pursuant to this Section 2.7(b) is referred to herein as the “Final Closing Indebtedness”, “Final Cash”, “Final Working Capital”, and “Final TCF Amount” respectively. During the review by the Independent Accountant, the Parties shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.7(b); provided, however, that the independent accountants of the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to the Company. The costs of the Independent Accountant shall be paid by the Party (i.e., Buyer, on the one hand, or the Sellers (pro rata among them based on their proportionate direct and indirect ownership of MIPT as set forth on Appendix B), on the other hand) whose calculation of the Closing Indebtedness, Working Capital and Closing Statement TCF Amount, taken as a whole and as set forth in the Independent Accountant Dispute Notice, is farther away from the final determination by the Independent Accountant pursuant to this Section 2.7(b).

(c) No later than two (2) Business Days after each of the Final Closing Indebtedness, the Final Working Capital and the Final TCF Amount have been agreed upon or determined in accordance with this Section 2.7, Buyer shall deliver to the Sellers’ Representative the determination of the Final Purchase Price (the “Final Purchase Price Statement”) (by recalculating the Base Purchase Price using the Final Closing Indebtedness in lieu of Estimated Closing Indebtedness, the Final Cash in lieu of the Estimated Cash, the Final Working Capital in lieu of the Estimated Closing Working Capital, the Final Working Capital Adjustment in lieu of the Estimated Working Capital Adjustment, and the Final TCF Amount and Final TCF Adjustment in lieu of the Estimated Closing TCF Amount and the Estimated Closing TCF Adjustment), together with the calculations required pursuant to Section 2.7(d) or 2.7(e), as the case may be, which determination and calculations shall be final and binding on the Parties (absent manifest calculation error).

(d) If the Final Purchase Price is less than the Base Purchase Price (such amount, the “Excess Amount”) the Escrow Agent shall pay promptly (but in any event within five (5) Business Days after delivery by Buyer of the Final Purchase Price Statement pursuant to Section 2.7(c)), from the Escrow Amount, the Excess Amount to Buyer (or its designee), by wire transfer of immediately available U.S. dollar-denominated funds, to such account or accounts designated by Buyer to the Escrow Agent in writing not less than two (2) Business Days prior to the date that the payment of such amount is due. To the extent the Escrow Amount is insufficient to pay the Excess Amount in its entirety, any remainder still owed to Buyer after the Escrow Amount has been disbursed to Buyer shall be paid to Buyer by the Management Holders and the Sellers as follows:

(i) each Management Holder that held Series B Units immediately prior to the Effective Time shall pay or cause to be paid to Buyer an amount equal to (x) the Per Unit Series B Merger Consideration (calculated based on the Base Merger Consideration but using a Base Purchase Price that is reduced by the Escrow Amount) minus the Per Unit Series B Merger Consideration (calculated based on the Final Merger Consideration) multiplied by (y) the number of Series B Units held by such Management Holder immediately prior to the Effective Time (the “Series B Excess Amount”);

(ii) each Management Holder that held Series C Units immediately prior to the Effective Time shall pay or cause to be paid to Buyer an amount equal to (x) the Per Unit Series C Merger Consideration (calculated based on the Base Merger Consideration but using a Base Purchase Price that is reduced by the Escrow Amount) minus the Per Unit Series C Merger Consideration (calculated based on the Final Merger Consideration) multiplied by (y) the number of Series C Units held by such Management Holder immediately prior to the Effective Time (the “Series C Excess Amount”); and

(iii) each Management Holder that held Series A Units immediately prior to the Effective Time who was entitled to receive a portion of the Series A Merger Consideration pursuant to Section 2.5(a)(iii) and each Seller shall pay or cause to be paid to Buyer an amount equal to (x) (I) the Excess Amount minus (II) the sum of the Series B Excess Amount and the Series C Excess Amount, multiplied by (y) a fraction, the numerator of which is the amount of consideration received by such Person pursuant to Section 2.2(b) or 2.6, as applicable, and the denominator of which is the aggregate amount of consideration received by all Management Holders that held Series A Units and all Sellers pursuant to Sections 2.2(b) and 2.6;

All amounts to be paid pursuant to this Section 2.7(d) shall be paid promptly (but in any event within five (5) Business Days after delivery by Buyer of the Final Purchase Price Statement pursuant to Section 2.7(c)) to Buyer (or its designee), by wire transfer of immediately available U.S. dollar-denominated funds, to such account or accounts designated by Buyer in writing not less than two (2) Business Days prior to the date that the payment of such amount is due. The obligations under this Section 2.7(d) shall be several, but not joint, obligations of each Seller and each Management Holder. A sample calculation of the payments required in respect of any Excess Amount pursuant to this Section 2.7(d) is provided for illustrative purposes in Appendix E.

(e) If the Final Purchase Price is greater than the Base Purchase Price (such amount, the “Deficiency Amount”), Buyer shall pay promptly (but in any event within five (5) Business Days after delivery by Buyer of the Final Purchase Price Statement pursuant to Section 2.7(c)), the Deficiency Amount to the Paying Agent, by wire transfer of immediately available U.S. dollar denominated funds for distribution as follows:

(i) to each Management Holder that held Series B Units immediately prior to the Effective Time, an amount equal to (x) the Per Unit Series B Merger Consideration (calculated based on the Final Merger Consideration) minus the Per Unit Series B Merger Consideration (calculated based on the Base Merger Consideration) multiplied by (y) the number of Series B Units held by such Management Holder immediately prior to the Effective Time (the “Series B Deficiency Amount”);

(ii) to each Management Holder that held Series C Units immediately prior to the Effective Time, an amount equal to (x) the Per Unit Series C Merger Consideration (calculated based on the Final Merger Consideration) minus the Per Unit Series C Merger Consideration (calculated based on the Base Merger Consideration) multiplied by (y) the number of Series C Units held by such Management Holder immediately prior to the Effective Time (the “Series C Deficiency Amount”); and

(iii) to each Management Holder that held Series A Units immediately prior to the Effective Time who was entitled to receive a portion of the Series A Merger Consideration pursuant to Section 2.5(a)(iii) and to each Seller, an amount equal to (x) (I) the Deficiency Amount minus (II) the sum of all Series B Purchase Price Adjustments and Series C Purchase Price Adjustments, multiplied by (y) a fraction, the numerator of which is the amount of consideration received by such Person pursuant to Section 2.2(b) or 2.6, as applicable, and the denominator of which is the aggregate amount of consideration received by all Management Holders that held Series A Units and all Sellers pursuant to Sections 2.2(b) and 2.6.

(f) This Section 2.7 shall survive the Closing.

2.8. Rounding. If the calculation of any amount payable to any of the Sellers or the Management Holders under Article II results in a fraction of a cent, the Sellers’ Representative may round such amount (up or down) as it sees fit.

2.9. Withholding. Each of Buyer, the Surviving Company, the Paying Agent and the Escrow Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Tax Law. To the extent that amounts are so withheld and paid over to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.

2.10. Escrow. On the Closing Date, an amount equal to $240 million shall be deposited by Buyer with the Escrow Agent (such amount, the “Escrow Amount”). The Escrow Amount shall be held and disbursed by the Escrow Agent on the terms and subject to the conditions contained in this Agreement and in the Escrow Agreement. The amount of $40 million shall be released to the Paying Agent by the Escrow Agent on the 180th day following the Closing Date, and any remaining balance of the Escrow Amount shall be released on the 365th day following the Closing Date, with such initial $40 million release reduced by any portion of the Escrow Amount previously distributed to Buyer from the Escrow Amount pursuant to the terms hereof, the amount of any pending claim for purchase price adjustment under Section 2.7(b) or Section 2.7(d), and the amount of any pending claims that have been noticed to the Sellers’ Representative pursuant to Section 9.5, and such final release to be reduced by the amount of any pending claims that have been noticed to the Sellers’ Representative pursuant to Section 9.5. The Paying Agent shall distribute such amounts (and any amounts subsequently released to Paying Agent on behalf of the Sellers and the Management Holders pursuant to the Escrow Agreement) to the Sellers and Management Holders as though a Deficiency Amount exists pursuant to Section 2.7(e), with calculations involving the Base Merger Consideration computed using a Base Purchase Price that is reduced by the remaining balance of the Escrow Amount.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS, MACQUARIE

GTPI AND THE HOLDING COMPANIES

Each of (i) the Sellers (other than PGGM) with respect to itself, Macquarie GTPI and, in the case of representations regarding the Holding Companies, solely with respect to MIPT (ii) the MIPC Sellers, with respect to itself, Macquarie GTPI and, in the case of representations regarding the Holding Companies, solely with respect to MIPC, and (iii) PGGM, with respect to itself and, in the case of representations regarding the Holding Companies, solely with respect to PGGM Blocker, hereby represents and warrants to Buyer as follows, subject to Section 10.6:

3.1. Organization and Business of Sellers; Power and Authority of Sellers.

(a) Such Seller (other than PGGM) is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Such Seller (other than PGGM) has all requisite power and authority necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and to consummate the Securities Purchase. The execution, delivery and performance by such Seller (other than PGGM) of this Agreement have been duly authorized by all requisite action on the part of each such Seller (other than PGGM). This Agreement has been duly executed and delivered by such Seller (other than PGGM) and constitutes a legal, valid and binding obligation of such Seller (other than PGGM), enforceable against such Seller (other than PGGM) in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, voidable preference, fraudulent conveyance and other similar Laws affecting the rights or remedies of creditors and obligations of debtors generally and except as the same may be subject to the effect of general principles of equity.

(c) Stichting Depositary PGGM Infrastructure Funds is a Netherlands “stichting”, acting in its capacity as depositary of and for the account of PGGM which is a fund for joint account (Fonds voor Gemene Rekening) duly established and validly existing under the laws of the Netherlands. All action, conditions and things required to be taken, fulfilled or done

(including obtaining any necessary consents from any Authority or other Person) in order to enable PGGM to lawfully execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement and the performance of its obligations hereunder have been taken, fulfilled and done. PGGM has all requisite power and authority to enable it to execute and deliver, and to perform its obligations under this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered on behalf of PGGM and constitutes a legal, valid and binding obligation of PGGM, enforceable against PGGM in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, voidable preference, fraudulent conveyance and other similar Laws affecting the rights or remedies of creditors and obligations of debtors generally and except as the same may be subject to the effect of general principles of equity.

3.2. Organization and Business of Holding Companies. Each of the Holding Companies is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Holding Companies is duly qualified and in good standing as a foreign entity in each other jurisdiction in which the character of the property owned by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect.

3.3. Organization and Business of Macquarie GTPI; Power and Authority of Macquarie GTPI.

(a) Macquarie GTPI is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Macquarie GTPI has all requisite power and authority to enable it to execute and deliver, and to perform its obligations under, this Agreement and to consummate the Merger. The execution, delivery and performance by Macquarie GTPI of this Agreement and the consummation of the Merger have been duly authorized by all requisite action on the part of Macquarie GTPI and its sole member. This Agreement has been duly executed and delivered by Macquarie GTPI and constitutes a legal, valid and binding obligation of Macquarie GTPI, enforceable against Macquarie GTPI in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, voidable preference, fraudulent conveyance and other similar Laws affecting the rights or remedies of creditors and obligations of debtors generally and except as the same may be subject to the effect of general principles of equity.

3.4. Title and Capitalization. Except as set forth on Section 3.4 of the Disclosure Schedule:

(a) Each of the Sellers has good and valid title to the Holding Company Interests (and, in the case of GIF IIIA and GIF IIIB, The Trust Company Limited has good and valid title to the Holding Company Interests as custodian for its account) set forth opposite its name in Appendix B, free and clear of any Liens. There are no Holding Company Interests or Company Interests other than those set forth in Appendix B. MIPT has good and valid title to the

Macquarie GTPI Interests set forth opposite its name in Appendix B, free and clear of any Liens. Macquarie GTPI has good and valid title to the Company Interests set forth opposite its name in Appendix B, free and clear of any Liens. Upon the transfer and delivery of the Transferred Interests by each Seller to Buyer at the Closing, Buyer will receive good and valid title to all issued and outstanding Transferred Interests, free and clear of any Liens.

(b) Appendix B sets forth for each Holding Company and Macquarie GTPI (i) its name and jurisdiction of formation and (ii) the amount and type of issued and outstanding limited liability company interests (together with the names of the holders thereof and the amount held by each such holder other than with respect to the MIPT Preferred Units). All of the issued and outstanding Transferred Interests, have been duly authorized, validly issued, fully paid and, if applicable, are nonassessable.

(c) There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the Transferred Interests, or obligating the Holding Companies to issue or sell any limited liability company interests in the Holding Companies. There are no outstanding contractual obligations of any of the Holding Companies to repurchase, redeem or otherwise acquire any limited liability company interests in such Holding Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of Transferred Interests.

(d) There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the Macquarie GTPI Interests, or obligating Macquarie GTPI to issue or sell any limited liability company interests in Macquarie GTPI. There are no outstanding contractual obligations of Macquarie GTPI to repurchase, redeem or otherwise acquire any limited liability company interests in Macquarie GTPI or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Macquarie GTPI Interests.

(e) None of the Holding Companies or Macquarie GTPI has any material assets other than the ownership interests specified in this Section 3.4 or has any material liabilities.

3.5. No Conflicts. Except as set forth on Section 3.5 of the Disclosure Schedule, neither the execution and delivery by such Seller of this Agreement, nor the consummation of the Securities Purchase by such Seller nor the consummation of the Merger by Macquarie GTPI will result in the creation of any Lien, upon any of the assets of such Seller, any of the Holding Companies or Macquarie GTPI, or conflict with or result in a breach or violation of any term, condition or provision of or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default under the terms of, or require giving notice to, or the consent, authorization or approval of, any Person or Authority, under:

(i) any Organizational Document of such Seller, any of the Holding Companies or Macquarie GTPI, as the case may be;

(ii) any Law applicable to such Seller, any of the Holding Companies or Macquarie GTPI; or

(iii) any Contract or governmental authorization to which such Seller, any of the Holding Companies or Macquarie GTPI is a party or by which any of its properties or businesses is bound;

except, with respect to (ii) and (iii) above, for such conflicts, breaches, violations, terminations, defaults or other occurrences that, individually or in the aggregate, would not have a Material Adverse Effect.

3.6. Legal Actions; Orders. Except as set forth on Section 3.6 of the Disclosure Schedule, there are no Legal Actions pending, or to the Knowledge of the Sellers, threatened against such Seller, any of the Holding Companies or Macquarie GTPI or their respective assets other than any such Legal Action that, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Section 3.6 of the Disclosure Schedule, there are no outstanding orders, rulings, judgments or decrees by which such Seller, any of the Holding Companies or Macquarie GTPI or any of their respective assets are bound or subject (in each case except for orders, rulings, judgments or decrees of general applicability or Permitted Liens) which, individually or in the aggregate, would have a Material Adverse Effect.

3.7. Broker or Finder. Except for Deutsche Bank Securities Inc., which is entitled to certain advisory fees in connection with this Agreement and the transactions contemplated by this Agreement (for whose compensation the Sellers and the Management Holders are solely responsible), no agent, broker, finder, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of any Seller, Holding Company, Management Holder or the Company.

3.8. Tax Matters.

(a) MIPT (including, for purposes of this Section 3.8(a), TPP for periods prior to its merger with MIPT) (i) for all taxable years commencing with such REIT Entity’s taxable year ending December 31, 2007 through the taxable year ending December 31, 2012 has been subject to taxation as a REIT and has complied with all requirements to qualify as a REIT for such years, (ii) since the end of its most recent taxable year has in fact been organized and has operated in accordance with the requirements for qualification and taxation as a REIT under the Code and has not taken or omitted to take any action that could reasonably be expected to result in a loss of its qualification or taxation as a REIT and (iii) intends to continue to operate, in such a manner as to permit it to continue to qualify for taxation as a REIT for the portion of the taxable year ending as of the Closing (assuming for all purposes that the taxable year ended as of the Closing). No challenge to MIPT’s status as a REIT is pending or has been threatened in writing.

(b) None of MIPT nor any Subsidiary of MIPT holds any asset subject to Sections 337(d) and 1374 of the Code (including through application of Treasury Regulations Section 1.337(d)-7), nor has any of them disposed of any such asset during its 2013 taxable year.

(c) As of the date hereof, MIPT does not have any earnings and profits attributable to MIPT or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code. The aggregate positive current and accumulated earnings and profits (as measured for federal income Tax purposes) of each of MIPC and PGGM Blocker through the Closing will be less than $5,000,000.

(d) Since the beginning of MIPT’s taxable year ending December 31, 2007, MIPT (including, for purposes of this Section 3.8(d), TPP for periods prior to its merger with MIPT) has not incurred any liability for material Taxes under Sections 856(c)(7), 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid. MIPT has not engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents”, “redetermined deductions” or “excess interest” as each is described in Section 857(b)(7) of the Code.

(e) MIPT is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code and a “domestically controlled REIT” within the meaning of Section 1.897-1(c)(2)(i) of the Treasury Regulations.

(f) Based on MIPT’s income and activities from January 1, 2013 through immediately before the Effective Time (and assuming for this purpose that MIPT had no further income or activities immediately following the Effective Time), MIPT will not be a “personal holding company” within the meaning of Section 542(a) of the Code for its 2013 taxable year. Immediately before the Effective Time, the aggregate basis of the assets of MIPT will exceed the sum of (i) the amount of the liabilities of MIPT at such time plus (ii) the net income of MIPT (including MIPT’s share of income from the Company) from January 1, 2013 through immediately before the Effective Time, by not less than $200,000,000, all as determined for federal income Tax purposes; provided, that in determining whether there has been a breach of the foregoing representation and warranty for purposes of indemnification under Article 9, the reference to $200,000,000 shall be replaced with $0. All distributions by MIPT and by TPP (for periods prior to its merger with MIPT) to the holders of any class of its units with respect to such units have been properly and timely made on a pro-rata basis in accordance with the terms of MIPT’s or TPP’s Organizational Documents, as applicable and as in effect at the time of the distribution. No distribution with respect to any unit of or interest in MIPT or TPP constituted a “preferential dividend”, as that term is defined in Section 562(c) of the Code and the Treasury Regulations thereunder, and no such distribution would have constituted such a preferential dividend if there were sufficient earnings and profits of MIPT or TPP, as applicable, under Section 316 of the Code such that all distributions by MIPT or TPP, as applicable, during the year of the distribution would have been taxable dividends under Section 301(c)(1) of the Code.

(g) PGGM Blocker’s basis in its MIPT Interests is no less than $120,000,000. MIPC’s basis in its MIPT Interests is no less than $50,000,000.

(h) Each of the Holding Companies has timely filed all material Tax Returns required to be filed (after giving effect to any valid extensions of time in which to make such filings) and all material Taxes due and payable by any of them have been paid or remitted and, where payment is not yet due, adequate provision has been made for such Taxes in accordance with GAAP. No portion of any Tax Return of any Holding Company is currently the subject of any audit or Legal Action by any Taxing Authority. There are no material Tax Liens (other than Liens for Taxes not yet due and payable) on any of the assets of the Holding Companies that will not be paid prior to Closing, except for Permitted Liens. None of the Holding Companies has entered into any Tax allocation, sharing or indemnification agreement with any Person. Since its formation, each of PGGM Blocker and MIPC has been treated as a corporation for purposes of federal income Tax Laws.

(i) No Holding Company has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code or under any comparable provision of state, local or foreign Law) or filed or been included in a combined, consolidated or unitary Tax Return. No Holding Company is presently liable, or has any potential liability, for any Taxes of another Person under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law).

3.9. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 or Article 4, Buyer acknowledges that neither any Seller nor any other Person on behalf of any Seller makes any other express or implied representation or warranty with respect to any Seller, any Holding Company or Macquarie GTPI or with respect to any other information provided to Buyer. Except for the representations and warranties contained in this Article 3 or Article 4, no Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Buyer are not and shall not be deemed to be or to include representations and warranties of the Sellers or any of their Affiliates.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company and MIPT hereby represent and warrant to Buyer as follows, subject to Section 10.6:

4.1. Organization and Business; Power and Authority.

(a) Except as set forth on Section 4.1 of the Disclosure Schedule, each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own or hold under lease its properties and to conduct its business as now conducted. Each of the Company and each of its Subsidiaries is duly qualified and in good standing as a foreign entity in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not be material.

(b) The Company has all requisite power and authority to enable it to execute and deliver, and to perform its obligations under, this Agreement and to consummate the Securities Purchase and the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation of the Securities Purchase and the Merger have been duly authorized by all requisite action on the part of the Company and its members and managers. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, voidable preference, fraudulent conveyance and other similar Laws affecting the rights or remedies of creditors and obligations of debtors generally and except as the same may be subject to the effect of general principles of equity.

4.2. Capitalization of the Company.

(a) The authorized capital stock of the Company consists of an unlimited number of Series A Units, 500,000 Series B Units and 1,000,000 Series C Units. As of the date hereof, 127,665.2651274 Series A Units, 500,000.00 Series B Units and 990,000.00 Series C Units are issued and outstanding. Immediately upon the Closing, any unvested Series A Units, Series B Units and Series C Units will vest. All of the issued and outstanding limited liability company interests of the Company have been duly authorized, validly issued and fully paid.

(b) Except as set forth on Section 4.2(b) of the Disclosure Schedule, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the membership interests of the Company, or obligating the Company to issue or sell any membership interests in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any membership equity interests in the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth on Section 4.2(b) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Company Interests.

(c) Except as set forth in Section 4.2(c) of the Disclosure Schedule, the Company does not (i) own, of record or beneficially, any outstanding voting securities or other interests in any Person or (ii) control any other Person, in each case other than its Subsidiaries.

4.3. Subsidiaries.

(a) Section 4.3(a) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of formation and (ii) the amount and type of issued and outstanding shares, partnership, limited liability company or other equity interests (together with the names of the holders thereof and the amount held by each such holder), excluding changes in such subsidiaries between the date hereof and the Closing Date as a result of the activities required under the Acquisition Agreements or the Mexico Disposition. All of the issued and outstanding capital stock, partnership, limited liability company or other equity interests, as the case may be, of the Company’s Subsidiaries have been duly authorized, validly issued, fully paid and, if applicable, are nonassessable. The Company and/or one or more of its Subsidiaries has good and valid title to all of the issued and outstanding capital stock, partnership, limited liability company or other equity interests, as the case may be, of each of the Subsidiaries of the Company, in each case free and clear of all Liens.

(b) Except as set forth on Section 4.3(b) of the Disclosure Schedule, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock, partnership or other interests, as the case may be, of the Company’s Subsidiaries, or obligating any Subsidiary of the Company to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary of the Company. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or partnership or other interests in such Company’s Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the capital stock, partnership or other interests, as the case may be, of any Subsidiary of the Company.

(c) Except as set forth in Section 4.3(c) of the Disclosure Schedule, none of the Company’s Subsidiaries directly or indirectly (i) owns, of record or beneficially, any outstanding voting securities or other interests in any Person or (ii) controls any other Person, in each case other than its Subsidiaries.

4.4. No Conflicts. Except as set forth on Section 4.4 of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation of the Securities Purchase and the Merger by the applicable parties hereto will result in the creation of any Lien, other than a Permitted Lien, upon any of the Assets, or will conflict with or result in a breach or violation of any term, condition or provision of or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default under the terms of, or require giving notice to, or the consent, authorization or approval of, any Person or Authority, under:

(i) any Organizational Document of the Company or any of the Company’s Subsidiaries;

(ii) any Law applicable to the Company or any of the Company’s Subsidiaries;

(iii) any Contract; or

(iv) any Governmental Authorization;

except, with respect to (ii), (iii) and (iv) above, any such conflicts, breaches, violations, terminations, defaults or other occurrences that, individually or in the aggregate, would not have a Material Adverse Effect.

4.5. Compliance with Governmental Authorizations and Applicable Law.

(a) Except as set forth on Section 4.5(a) of the Disclosure Schedule, all of the Tower Structures have been constructed and operated in accordance with all Governmental Authorizations, except as, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Section 4.5 of the Disclosure Schedule, the Company and its Subsidiaries hold all Governmental Authorizations required under applicable Law for the lawful conduct of their respective businesses in the Ordinary Course of Business, except as, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Section 4.5(a) of the Disclosure Schedule, all such material Governmental Authorizations are valid and in full force and effect, and neither the Company nor any of its Subsidiaries is or has been since January 1, 2009, in breach or violation of any such Governmental Authorizations, except for such failure to be in full force and effect or such breach or violation as, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Section 4.5(a) of the Disclosure Schedule, all reports, registrations, filings, forms and statements required to be filed by the Company or any of its Subsidiaries with all Authorities with respect to the lawful conduct of their respective businesses have been filed, except where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Section 4.5(a) of the Disclosure Schedule, each of such reports, registrations, filings, forms and statements, when filed, complied in all respects as to form with, and the requirements of, the applicable Authorities, or in the event of any such non-compliance, such non-compliance has been cured prior to the date hereof, except where such non-compliance, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Section 4.5(a) of the Disclosure Schedule, no such material Governmental Authorization is the subject of any pending or, to the Knowledge of the Company, threatened challenge or proceeding to revoke, terminate, suspend, cancel or nonrenewal by any such Governmental Authorization, or to fine or admonish the Company or one of its Subsidiaries, except where such revocation, termination, suspension, cancellation or nonrenewal, individually or in the aggregate, would not have a Material Adverse Effect.

(b) Except as set forth on Section 4.5(b) of the Disclosure Schedule, each of the Company and each of its Subsidiaries is in compliance with all applicable Laws in all material respects. Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Sellers, the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from any Authority (i) alleging breach or violation of, or default in the performance, observance or fulfillment of, any applicable Law relating to the Company or any of the Company’s Subsidiaries, (ii) to the effect that any of the assets of the Company or its Subsidiaries (A) lack any necessary Governmental Authorizations, (B) lack any approvals under zoning laws necessary for the operation of the assets the Company or its Subsidiaries, or (C) fails to meet industry, building or engineering standards, except in each case where such matter has been cured prior to the date hereof; or (iii) regarding any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Governmental Authorization.

4.6. Legal Actions; Orders. Except as set forth on Section 4.6 of the Disclosure Schedule, there are no Legal Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any property or Asset of the Company or any of its Subsidiaries, or any of the officers or directors of the Company or any of its Subsidiaries in regards to their actions as such, in any such case which, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth on Section 4.6 of the Disclosure Schedule, there are no outstanding orders, rulings, judgments or decrees by which the Company or any Subsidiary or any of the Assets are bound or subject (in each case except for orders, rulings, judgments or decrees of general applicability or Permitted Liens) which, individually or in the aggregate, would have a Material Adverse Effect.

4.7. Financial Statements; Undisclosed Liability.

(a) Section 4.7(a) of the Disclosure Schedule contains true and correct copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries for each of the three years ended December 31, 2012, 2011 and 2010 and the related audited consolidated statements of operations, cash flows and members’ equity of the Company and its Subsidiaries for the three years ended December 31, 2012, 2011 and 2010 (the “Audited Financial Statements”) and (ii) the unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the six months ended June 30, 2013 (“Interim Financial Statements”). The Audited Financial Statements and the Interim Financial Statements are hereinafter collectively referred to as the “Financial Statements”. Except as set forth on Section 4.7(a) of the Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) other than with respect to the exclusion of the statements of cash flow and members’ equity and the exclusion of footnotes and normal year-end adjustments to the Interim Financial Statements, have been prepared in accordance with GAAP throughout the periods indicated, and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicate therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to the exclusion of the statements of cash flow and members’ equity and normal year-end adjustments.

(b) Except as set forth in Section 4.7(b) of the Disclosure Schedule, there exist no liabilities, whether known, unknown, due or to become due, absolute or contingent, of the Company or any of its Subsidiaries which would be required to be reflected in a consolidated balance sheet prepared in accordance with GAAP (or disclosed in the notes thereto in accordance with GAAP), other than (i) liabilities that are reflected, reserved for or disclosed in the Interim Financial Statements, and (ii) liabilities incurred in the Ordinary Course of Business since June 30, 2013, except as, individually or in the aggregate, are not material.

4.8. Absence of Certain Changes. Except as set forth in Section 4.8 of the Disclosure Schedule, since May 31, 2013:

(a) there has been no Material Adverse Effect;

(b) except in connection with effecting the Securities Purchase and the Merger, each of the Company and each of its Subsidiaries has conducted its business in the Ordinary Course of Business;

(c) there has not been any material change in accounting methods, principles or practices employed by the Company or its Subsidiaries;

(d) there has not been any declaration, setting aside or payment of any dividend on, or make any other distributions in respect of, any of its capital stock or any other equity interest, except for any declarations, setting aside or payment of any dividend or distributions by wholly-owned Subsidiaries of the Company to the Company and the payment of regular periodic dividends to the holders of the MIPT Preferred Units shall be permitted;

(e) there has not been any issuance, sale, licensing, transferring, pledging, disposing of or encumbering any Company Interests or any interest in the Subsidiaries of the Company, or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for any Company Interests, or any interest in the Subsidiaries of the Company, or any notes, bonds or other debt securities, other than the issuance of interests in a Subsidiary of the Company to the Company or another Subsidiary of the Company;

(f) except with respect to the Acquisition Agreements, there has not been any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) of any corporations, partnerships, associations or other business organizations or divisions thereof with a value in excess of $5,000,000 in the aggregate;

(g) there has not been any, sale, transfer, pledge, mortgage, disposition of or otherwise encumbrance of any interest in the Company or any of the Company’s Subsidiaries’ properties, Asset, Tower Leases, Site Leases, Tower Structures, Tower Related Assets, Tower Sites or Improvements with a fair market value in excess of $5,000,000, except mortgages entered into in the Ordinary Course of Business;

(h) there has not been any material Tax election (including any change in a material election) or other action described in Section 6.4(a)(xii);

(i) there has not been any change in the collection of accounts receivable or payment of accounts payable and, in each case, the Company has utilized normal procedures without discounting or accelerating payment of such accounts except in the Ordinary Course of Business; and

(j) except as required by (a) the express terms of any Employee Plan or (b) applicable Law: there has not been (i) any increase of compensation or fringe benefits, provided to any present or former employee, director, officer or independent contractor of the Company or its Subsidiaries (except for increases in salary or hourly wage rates for non-executive officers, in the Ordinary Course of Business or the payment of accrued or earned but unpaid bonuses to employees or officers that the Company is legally obligated to pay), (ii) except in the Ordinary Course of Business, any loan or advancement of any money or other property to any present or former employee, director, officer or independent contractor of the Company or its Subsidiaries, (iii) any establishment, adoption, entrance into, material amendment or termination of any

Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, (iv) any grant of any equity or equity-based awards; or (v) any hiring of (A) any executive officer or (B) any new non-executive officer or other employee, or engage any independent contractor whose total annual compensation exceeds $100,000, in each case, other than renewals of existing engagements in the Ordinary Course of Business.

4.9. Contracts. Except as set forth in Section 4.9(a) of the Disclosure Schedule, as of the date hereof none of the Company nor any of its Subsidiaries is bound by (i) any Contract material to the business of the Company and its Subsidiaries which was entered into other than in the Ordinary Course of Business, (ii) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, partnership interests or limited liability company interests (other than the Third Amended and Restated Operating Agreement), (iii) any Contract relating to capital expenditures in excess of $1,000,000 (either individually or in the aggregate), (iv) any Contract for Indebtedness in excess of $1,000,000, (v) any guarantee in respect of any Indebtedness or obligation of any Person, (vi) any Contract limiting the ability of the Company or any of its Subsidiaries (1) to engage in any line of business, (2) to conduct its business in any geographic area or manner, or (3) to compete with any Person, (vii) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits (excluding, for the avoidance of doubt, sharing of revenue with landlords of Site Leases), (viii) any Contract that would result in the merger with or into or consolidation into another Person (other than this Agreement), (ix) any Contract providing for the sale, assignment, license or other disposition (other than in connection with the Mexico Disposition) of any Asset with a value in excess of $1,000,000 or of any material right of the Company or any of its Subsidiaries, including any Company’s Intellectual Property, (x) any Contract granting a Lien, other than a Permitted Lien, upon any Asset owned by the Company or one of its Subsidiaries, (xi) any Contract which calls for the payment by or on behalf of the Company or any of its Subsidiaries in excess of $5,000,000 per annum, or the delivery by the Company or any of its Subsidiaries of goods or services with a fair market value in excess of $1,000,000 per annum, or provides for the Company or any of its Subsidiaries to receive any payments in excess of, or any property with a fair market value in excess of $5,000,000 per annum, (xii) any Tower Lease, (xiii) any Site Lease, (xiv) any operations and maintenance agreement or similar agreement which calls for the payment by or on behalf of the Company or any of its Subsidiaries in excess of $1,000,000, (xv) any construction agreement or similar agreement which calls for the payment by or on behalf of the Company or any of its Subsidiaries in excess of $5,000,000 or (xvi) any Contract providing for the purchase of more than $1,000,000 of Tower Sites or Tower Structures (each of (i)-(xvi), a “Material Contract”). Except as otherwise set forth in Section 4.9 of the Disclosure Schedule, each Material Contract to which the Company or any of its Subsidiaries is a party is in full force and effect and there exists no breach, violation or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party of any Material Contract, or any event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition or any combination thereof, would become a default of any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party, except in any case any failure to be in full force and effect, breach, violation or default, that, individually or in the aggregate, would not have a Material Adverse Effect.

4.10. Title to Properties; Real Property Leases.

(a) Section 4.10 of the Disclosure Schedule (hereinafter referred to as the “Master Real Estate Schedule”) includes a summary description of each of the Owned Sites as of the date hereof. Except as set forth on the Master Real Estate Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries has good, valid and marketable title to all Owned Sites and good and valid title to, or an operable leasehold interest in, all tangible and intangible Assets that are not interests in real property, free and clear of all Liens, except Permitted Liens. To the Knowledge of the Company, there is no pending legal proceeding to take by eminent domain any material part of any Owned Site, and none of the Sellers, the Company nor any of its Subsidiaries has received written notice of any threatened legal proceeding to take by eminent domain any material part of any Owned Site. To the Knowledge of the Company, the items of tangible personal property, including the ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property are in a state of good repair and maintenance, reasonable wear and tear excepted, and are useable, all in accordance with the Ordinary Course of Business.

(b) The Master Real Estate Schedule includes a true and complete list of all Site Leases and Tower Leases as of the date hereof (the “Leased Property”), including a summary of certain terms with respect to the Leased Property. Except as otherwise set forth in the Master Real Estate Schedule or as, individually or in the aggregate, would not have a Material Adverse Effect, each of the Site Leases and Tower Leases entered into directly by the Company or one of its Subsidiaries has been duly authorized, executed and delivered by the Company or one of its Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto, and is a legal, valid and binding obligation of the Company or one of its Subsidiaries, and each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization and other applicable similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and except as the same may be subject to the effect of general principles of equity, and has not been materially modified or amended or allowed to expire since August 31, 2013. Except as set forth in the Master Real Estate Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries has a valid and operable leasehold or license interest subject to Permitted Liens, in and to the real property encumbered by the Site Leases and is the sole owner of the Improvements. Furthermore, to the Knowledge of the Company, the Company or one of its Subsidiaries enjoys peaceful and undisturbed possession of the real property encumbered by the Site Leases and there are no past due amounts for rent or other fees or charges or unpaid deposits or claims against any such deposits and neither the Company nor any of its Subsidiaries is obligated to pay any past due amount for any additional rent, charges or other amounts to any of the ground lessors for any period subsequent to the Closing Date, except as set forth in Section 4.10(b) of the Disclosure Schedule. Except as set forth in the Master Real Estate Schedule or as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Site Lease or Tower Lease, has violated in any material respect any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of such Site Lease or Tower Lease. Except as set forth in the Master Real Estate Schedule, none of the Sellers, the Company nor any of its Subsidiaries has received any correspondence or notice from any counterparty to a Site

Lease or Tower Lease giving notice of a default or an event of default thereunder or an intention to terminate such agreement that, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth in the Master Real Estate Schedule, each Site Lease (i) has the remaining term as set forth on the Master Real Estate Schedule, which includes all unilateral extension terms not yet exercised by the Company or one of its Subsidiaries and (B) permits the Company or one of its Subsidiaries to co-locate additional tenants on the Tower Structures without the requirement to obtain the approval or consent of any applicable landlord and without the requirement to pay additional money to any other Person. Except as set forth in the Master Real Estate Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, other than as may be provided by the Site Leases or the Tower Leases, there are no leases, subleases, licenses or other occupancy agreements (written or oral) which grant any possessory interest in or to the Tower Structures or the Improvements located on the Tower Sites, or which grant other rights with respect to the use of the Tower Structures or the Improvements located on the Tower Sites. Except as set forth in the Master Real Estate Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each tenant has accepted possession of its premises under its Tower Lease, (ii) the Company or one of its Subsidiaries is collecting the rent set forth in each Tower Lease on a current basis and there are no amounts over one hundred eighty days past due thereunder; (iii) except as expressly set forth in the Tower Leases, no tenant is entitled to any rental concessions or abatements in rent for any period subsequent to the Closing Date; and (iii) except as expressly set forth in the Tower Leases, there are no security deposits or prepaid rentals under any of the Tower Leases.

(c) Except as set forth in the Master Real Estate Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its Subsidiaries is the original grantee (or has validly succeeded to all of the rights of the original grantee) under each of the Easements, has good title to the Easements, and is the sole owner of the Improvements located on the easement areas thereunder. The Easements and the Improvements located thereon are, and at Closing, shall be, free and clear of all Liens other than Permitted Liens. Furthermore, except as set forth in the Master Real Estate Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Easement is in full force and effect, valid and binding on the parties thereto, and has not been materially amended or modified; (ii) the Company or one of its Subsidiaries is in actual possession of the easement area under each of the Easements; (iii) neither the Company nor any of its Subsidiaries is obligated to pay any rent, charges or other amounts under any of the Easements for any period subsequent to the Closing Date; (iv) neither the Company nor any of its Subsidiaries has given notice to or received notice from any Person claiming that a Person or the Company or one of its Subsidiaries is in default under any Easement and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default; and (v) neither the Company nor any of its Subsidiaries has given or received notice of cancellation, termination, non-renewal or rejection in bankruptcy of any such Easement.

(d) There are no (i) adverse physical conditions or (ii) latent defects affecting any Owned Sites or Leased Property, including any and all improvements thereon, other than adverse conditions or defects that would be repaired as identified in the Ordinary Course of Business, in each case, except where such adverse physical condition or latent effect would not have a Material Adverse Effect.

(e) Section 4.10(e) of the Disclosure Schedule lists a title insurance policy insuring the Company or the Company’s Subsidiaries for each of the Owned Sites or Leased Property listed thereon (each, a “Title Policy”). No claim has been made against any Title Policy in effect of the Tower Sites listed on the Master Real Estate Schedule, except as would not have a Material Adverse Effect. None of the Sellers, the Company nor any of its Subsidiaries have received any written notice and are not otherwise aware that any Title Policy is not in full force and effect.

(f) Section 4.10(f) of the Disclosure Schedule lists each Owned Site or Leased Property which is under construction as of the date hereof. Except as set forth in Section 4.10(f) of the Disclosure Schedule or as would not have a Material Adverse Effect, the Company or one of its Subsidiaries has obtained required construction permits with respect to such Owned Sites or Leased Property.

(g) Except as set forth in Section 4.10(g) of the Disclosure Schedule, since December 31, 2012, there has not occurred:

(i) any material revaluation by the Company or any of its Subsidiaries of any of their Assets; or

(ii) any sale, lease, license, pledge, disposal of, encumbrance of or transfer of any properties or Assets of the Company or any of its Subsidiaries with a fair market value, individually or in the aggregate, in excess of $1,000,000 (except for Permitted Liens1 ) other than in the Ordinary Course of Business.

(h) Except as set forth on the Master Real Estate Schedule and except for Permitted Liens2, all Tower Structures and other Improvements on each Tower Site listed on the Master Real Estate Schedule are in compliance with all applicable title covenants, conditions, restrictions and reservations, except as would not have a Material Adverse Effect.

4.11. Employee Benefit Plans.

(a) Section 4.11(a) of the Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA section 3(37)), and all other bonus, equity or equity-based compensation, incentive compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, change in control, fringe benefit, collective bargaining, employment, employee loan, retention, termination or severance and all other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, which (i) are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or under which any current or former

[1]	NOTE TO DRAFT: Schedule to identify debt items with appropriate notation in respect of items that will be removed from Schedule at closing in connection with debt payoff. See above.
[2]	NOTE TO DRAFT: Schedule to identify debt items with appropriate notation in respect of items that will be removed from Schedule at closing in connection with debt payoff. See above.

Employee or independent contractor of the Company or any Subsidiary has any present or future right to benefits (“Company Plans”), or (ii) are not Company Plans but under which the Company or any of its respective Controlled Group members has any present or future liability (the “ERISA Affiliate Plans”, and together with the Company Plans, the “Employee Plans”).

(b) With respect to each Company Plan, the Sellers have provided or made available to Buyer a complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recently received IRS determination letter or, if such plan is a prototype plan, the opinion or notification letter from the IRS to the prototype plan sponsor; (iii) any summary plan description and summaries of material modifications; and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) Except for any act or failure to act or as set forth on section 4.11(c) of the Disclosure Schedule, (i) each Employee Plan has been established and administered in all material respects in accordance with its terms, and is in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Employee Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no Employee Plan provides retiree welfare benefits and neither the Company nor its Subsidiaries have any obligations to provide any retiree welfare benefits except as required under Section 4980B of the Code or other applicable Law; and (v) neither the Company, its Subsidiaries nor any member of their Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(d) None of the Employee Plans is subject to Title IV of ERISA (including any multiemployer plan within the meaning of ERISA section 4001(a)(3)) or the minimum funding requirements of Code section 412 or ERISA section 302 and none of the Company, its Subsidiaries or any member of their Controlled Group has incurred or would reasonably be expected to incur any liability under Title IV of ERISA which remains unsatisfied.

(e) With respect to any Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of the Company, threatened.

(f) Except as set forth on section 4.11(f) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event) will (i) result in payments or benefits to any present or former employee or independent contractor of the Company or any of its Subsidiaries of any money or other property, (ii) accelerate the time of payment or vesting or funding, or increase the amount, of compensation or benefit due to any present or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, (iii) otherwise give rise to any material liability under any Employee Plan, (iv) limit or restrict the right of the Company to amend, terminate or transfer the assets of any Employee Plan on or following the Closing Date or (v) result in any payment or benefit that would reasonably be expected to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). None of the Holding Companies or Macquarie GTPI have or have had any employees.

(g) The Company and its Subsidiaries do not have any obligation to make a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(h) Without limiting the generality of the foregoing provisions of this Section 4.11, with respect to each Employee Plan that is mandated by an Authority (other than an Authority of the United States) or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Plan”), except as would not reasonably be likely to result in any material liability (i) the fair market value of the assets of each Foreign Plan is sufficient to procure or provide for the projected benefit obligations as of the date of this Agreement, with respect to all current and former participants in such Foreign Plan, and no transaction contemplated by this Agreement (either alone or together with any other event) shall cause such assets to be less than such benefit obligations; (ii) each Foreign Plan intended to qualify for special tax treatment, and the trust (if any) forming a part thereof, meets all requirements for such treatment and is so qualified, and no such Foreign Plan has or permits, or has ever permitted, investments in common stock or any other securities of the Company, its Subsidiaries or any member of their Controlled Group; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities.

4.12. Related Transactions. Except as set forth in Section 4.12 of the Disclosure Schedule:

(a) None of the Sellers nor any of their respective Affiliates (other than the Company and its Subsidiaries) is a party to any Contract with the Company or its Subsidiaries other than with portfolio companies of funds affiliated with the Seller if such Contract is entered into on arms’ length terms in the Ordinary Course of Business.

(b) None of the executive officers, directors or managers of the Company or the Company’s Subsidiaries (i) has outstanding any Indebtedness or similar obligations to the Company or any of its Subsidiaries, (ii) owns a greater than 10% direct or indirect voting interest in, or is a manager, director, officer, employee, partner, or consultant of, any competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (iii) has any interest in any Asset or property that is used in the business of the Company and its Subsidiaries, or (iv) otherwise is a party to, or has a greater than 10% interest in any Person that is a party to, any Contract with the Company or any of its Subsidiaries, except for normal compensation for services as an officer, manager, director or employee thereof. To the Knowledge of the Company, none of the Sellers or the officers, directors or managers of any of the Sellers owns any direct or indirect interest of a material nature in, or is a manager, director, officer, employee, partner, or consultant of, any competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries.

4.13. Utilities and Access. Except as would not have a Material Adverse Effect, the utility services currently available to each Tower Site are adequate for the present use of each such site by the Company and its Subsidiaries, and are being supplied by utility companies with the necessary utilities for the present use of each such site by the Company and its Subsidiaries, and no action is pending or to the Knowledge of the Company threatened which, individually or in the aggregate, would have the effect of terminating or limiting such utility services. Other than as set forth on Section 4.13 of the Disclosure Schedule, the Company or one of its Subsidiaries has obtained all easements and rights-of-way that are reasonably necessary for ingress and egress to and from each Owned Site and each Tower Site that is the subject of a Site Lease, and no action is pending or to the Knowledge of the Company threatened, nor to the Knowledge of the Company is any fact, event or circumstance existing or potentially existing, which, individually or in the aggregate, would have the effect of terminating or limiting such access, other than any action or any fact, event or circumstance which, individually or in the aggregate, would not have a Material Adverse Effect.

4.14. Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to be filed (after giving effect to any valid extensions of time in which to make such filings) and all material Taxes due and payable by any of them have been paid or remitted and, where payment is not yet due, adequate provision has been made for such Taxes in accordance with GAAP. No portion of any material Tax Return of the Company or its Subsidiaries is currently the subject of any audit or Legal Action by any Taxing Authority. There are no material Tax Liens (other than Liens for Taxes not yet due and payable) on any of the Assets of the Company or its Subsidiaries that will not be paid prior to Closing, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has entered into any Tax allocation, sharing or indemnification agreement with any other Person. Since its formation, each of the Company and its Subsidiaries other than Alternative Networking, Inc., Tower Management, Inc., Cell Site Newco I LLC, GTP Mexico Tower Management S. de R.L. de C.V. and Global Tower Partners Do Brasil Participacoes LTDA has been treated as a disregarded entity or partnership for purposes of federal income tax Laws.

(b) None of the Company nor any of its Subsidiaries has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code or under any comparable provision of state, local or foreign Law) or filed or been included in a combined, consolidated or unitary Tax Return. None of the Company nor any of its Subsidiaries is presently liable, or has any potential liability, for any Taxes of another Person under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign Law).

4.15. Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) Each of the Company and its Subsidiaries is in compliance with all Environmental Laws, and is not the subject of any pending or, to the Knowledge of the Company, threatened, Legal Action with respect to violations of any Environmental Law;

(b) Hazardous Materials have not been released into the environment by the Company or its Subsidiaries, or to the Knowledge of the Company, by any other Person, at, on or under any Tower Site during any period that the Company or its Subsidiaries owned or leased such property that would reasonably be expected to be required to be remediated by the Company or its Subsidiaries under Environmental Law, and, without limiting the foregoing, (i) there are no underground storage tanks, active or abandoned, and (ii) no Hazardous Material has been released in a quantity reportable under, or in violation of, any Environmental Laws, at, on or under any Tower Site owned or leased by the Company or its Subsidiaries during any period that the Company or its Subsidiaries owned or leased such property, in each instance in a condition or manner that would reasonably be expected to result in liability to the Company or its Subsidiaries under any Environmental Law; and

(c) None of the Company nor any of its Subsidiaries has entered into any consent decree, compliance order or administrative order issued pursuant to any Environmental Law.

This Section 4.15 constitutes the sole and exclusive representations and warranties of the Company relating to Environmental Laws or environmental matters.

4.16. Intellectual Property. Section 4.16 of the Disclosure Schedule sets forth all (i) material Intellectual Property related to the business of the Company and its Subsidiaries that is owned by the Company or any of its Subsidiaries and (ii) all material Intellectual Property related to the business of the Company and its Subsidiaries that is owned by a third party and is licensed or sublicensed by the Company or any of its Subsidiaries (other than licenses for “off the shelf” or other software widely available on generally standard terms and conditions). Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and its Subsidiaries own or have the right to use all Intellectual Property as are necessary for their businesses as currently conducted; (ii) such Intellectual Property does not infringe the Intellectual Property of any third party and is not being infringed by any third party; (iii) the Company and its Subsidiaries make reasonable efforts in accordance with standard industry practices to protect and maintain their Intellectual Property; and (iv) the Company and its Subsidiaries are not a party to any claim, suit or other action, and to the Knowledge of the Company, no claim, suit or other action is threatened against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license their Intellectual Property.

4.17. Labor Relations; Compliance. Neither the Company nor any Subsidiary is a party to any collective bargaining or other labor contract. Since January 1, 2013, there has not been, and there presently is (i) no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which, if adversely determined, would, individually or in the aggregate, reasonably be expected to be material, and (ii) no labor strike, slowdown, work stoppage, lockout or other labor controversy in effect or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which, individually or in the aggregate, would have a Material Adverse Effect.

4.18. Insurance. The Company and its Subsidiaries maintain policies of title, liability, property and casualty, fire, worker’s compensation and other forms of insurance (including bonds) and which insure against risks and liabilities to an extent and in a manner customary in the communications tower industry. Section 4.18 of the Disclosure Schedule sets forth each insurance policy under which the Company or any of its Subsidiaries is a beneficiary. All premiums payable under each such policy have been duly paid to date and each such insurance policy or binder is in full force and effect in all material respects. None of the Company nor any of its Subsidiaries has received written notice of any pending cancellation with respect thereto.

4.19. Acquisition Pipeline. Section 4.19 of the Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all definitive agreements (collectively, the “Acquisition Agreements”) relating to the acquisition by the Company or any of its Subsidiaries of (1) any property that, upon such acquisition, would become an Owned Site or a Site Lease, or (2) any ownership interests in any entity that owns, leases or operates any property that, upon such acquisition, would become an Owned Site or a Site Lease, in each case, with respect to any such agreements (or group of related agreements) relating to the acquisition of property or ownership interests with a value in excess of $1,000,000. Each of the Acquisition Agreements is in full force and effect, there exists no breach, violation or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and there is no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition or any combination thereof, would become a default of any such Acquisition Agreements by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except in any case any failure to be in full force and effect, breach, violation or default, that, individually or in the aggregate, would not be material.

4.20. Per Tower Data. Section 4.20 of the Disclosure Schedule was derived from the books, records and processes of the Company maintained in the Ordinary Course of Business and consistent with past practice and in accordance with industry standards, and sets forth the following items with respect to each Tower Site as of August 31, 2013:

(a) each Tower Structure, address, approximate height and Tower Structure-type category;

(b) the Tower Lease number and the identity of each subtenant to the Tower Structure of such Tower Site and the periodic net revenue currently being billed related to the subtenants on the Tower Structure of such Tower Site along with the commencement date of the Tower lease and the frequency, basis of calculation (either fixed amount or percentage) and amount of any rent escalation clauses associated with the Tower Lease; and

(c) the periodic amount of ground lease expense currently paid by the Company.

4.21. Broker or Finder. Except for Deutsche Bank Securities Inc., which is entitled to certain advisory fees in connection with this Agreement and the transactions contemplated by this Agreement (for whose compensation the Sellers and the Management Holders are solely responsible), no agent, broker, finder, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of any Seller, Holding Company, Management Holder or the Company.

4.22. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4, Buyer acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Buyer are not and shall not be deemed to be or to include representations and warranties of the Company or any of its Subsidiaries.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

5.1. Organization and Business; Power and Authority; Effect of Transaction.

(a) Buyer is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer has all requisite power and authority to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign entity, in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Buyer has all requisite power and authority necessary to enable it to execute and deliver, and to perform its obligations by this Agreement and to consummate the transactions contemplated by this Agreement; and the execution, delivery and performance by Buyer of this Agreement have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, voidable preference, fraudulent conveyance and other similar Laws affecting the rights and remedies of creditors and obligations of debtors generally except as the same may be subject to the effect of general principles of equity.

(c) Neither the execution and delivery by Buyer of this Agreement nor the consummation of the transactions contemplated by this Agreement, by Buyer will conflict with or result in a breach or violation of any term, condition or provision of, termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default under the terms of or require giving notice to, or the consent, authorization or approval of, any Person or Authority under:

(i) any Organizational Document of Buyer;

(ii) any Law applicable to Buyer;

(iii) any Contract or governmental authorization to which Buyer is a party or by which any of their properties or businesses is bound; or

(iv) any order of any Authority applicable to Buyer or any of its properties or assets;

except, with respect to (ii), (iii) and (iv) above, for such conflicts, breaches, violations, terminations, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.2. Financing. Buyer has, and at Closing will have, sufficient funds available to pay the Base Purchase Price, the Debt Payoff Amount, all other amounts payable by Buyer hereunder, and all fees and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, and to timely satisfy all of its obligations under this Agreement.

5.3. Broker or Finder. No agent, broker, finder, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Buyer.

5.4. Legal Actions. There are no Legal Actions pending, or to the Knowledge of Buyer, threatened against such Buyer or its assets other than any such Legal Action that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Securities Purchase and the other transactions contemplated by this Agreement and would not prevent or materially delay or interfere with the transactions contemplated by this Agreement. There are no outstanding orders, rulings, judgments or decrees by which Buyer or any of its assets are bound or subject (in each case except for orders, rulings, judgments or decrees of general applicability) which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Securities Purchase and the other transactions contemplated by this Agreement and would not prevent or materially delay or interfere with the transactions contemplated by this Agreement.

5.5. Investigation and Evaluation. Buyer has had the opportunity to conduct all such due diligence investigation of the Holding Companies, Macquarie GTPI, the Company and its Subsidiaries and their respective businesses as it deemed necessary or advisable in connection with entering into this Agreement and the transactions contemplated hereby and has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of each Holding Company, Macquarie GTPI, the Company and its Subsidiaries and the Assets. Buyer acknowledges that (i) Buyer and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by Buyer all records and other information with respect to the Holding Companies, Macquarie GTPI, the Company and its Subsidiaries, the Assets and the Transferred Interests, and (ii) Buyer has taken and hereby takes, full responsibility for determining the scope of its investigations of the Holding Companies, Macquarie GTPI, the Company and its Subsidiaries, the Assets and the Transferred Interests to its full satisfaction. Notwithstanding the foregoing, no action taken by any Party to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty or agreement contained herein.

5.6. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5, the Sellers acknowledge that neither Buyer nor any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided to the Sellers. Neither Buyer nor any other Person will have or be subject to any liability or indemnification obligation to the Sellers or any other Person resulting from the distribution to the Sellers or the Sellers’ use of, any such information.

ARTICLE 6

COVENANTS

6.1. Access to Information. Prior to the Closing or the termination of this Agreement, the Company shall afford Buyer and its accountants, counsel, consultants, financial advisors, and other representatives (collectively, the “Representatives”) access during normal business hours throughout the period prior to the Closing Date to the officers, employees, auditors, counsel and agents of the Company and the Company’s Subsidiaries and to the Company’s and the Company’s Subsidiaries’ properties, offices, other facilities, properties, books, contracts, studies and reports, environmental studies, surveys and reports, commitments, records, financial, operating and other data and information as reasonably requested; provided that such access shall only be provided upon reasonable notice by Buyer to Company and it shall not unreasonably interfere with the normal business operations of Company and its Subsidiaries and shall not include any invasive or destructive environmental sampling or testing; and provided, further, that the Company may restrict the foregoing access to the extent that (i) any Law, treaty, rule or regulation of any Authority applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict access to any properties or information or (ii) providing such access would result in the Company or its Subsidiaries waiving or otherwise losing any privilege with respect to any such information. All Confidential Information furnished pursuant to the provisions of this Agreement, including this Section 6.1, will be kept confidential and otherwise handled by Buyer in accordance with the terms and conditions of the Confidentiality Agreement dated as of June 24, 2013 between American Tower LLC, on behalf of itself, American Tower Corporation and ATC Payroll LLC, and MIP Tower Holdings LLC (the “Confidentiality Agreement”).

6.2. Agreement to Cooperate.

(a) Prior to the Closing or the termination of this Agreement, each of the Parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Securities Purchase and the Merger, including using reasonable best efforts (i) to lift any injunction or other legal bar to any of the Securities Purchase and the Merger (and, in such case, to proceed with the Securities Purchase and the Merger as expeditiously as possible) and (ii) to obtain the satisfaction of the conditions specified in Article 7 at the earliest practicable date.

(b) Each of the Parties hereto shall, in connection with its obligation to use reasonable best efforts to obtain all requisite approvals and authorizations to consummate the Transactions, use its reasonable best efforts to (i) promptly make any necessary filings or submissions under the HSR Act or with any other applicable Authority under applicable Law, including any antitrust or regulatory filings or submissions required under the Laws of Mexico, (ii) cooperate in all respects with each other in connection with any filing or submission to any Authority and in connection with any investigation or other inquiry by or before any Authority, including any proceeding initiated by a private party, (iii) take all such further action as may be necessary to resolve such objections, if any, of any applicable Authority so as to enable the Merger to occur as soon as reasonably possible (and in no event later than the Outside Date absent any applicable extension), including as part of such “reasonable best efforts” on behalf of the Buyer for purposes of this Section 6.2, agreeing as part of the consummation of the Merger and the other transactions contemplated by this Agreement, to sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, or conduct or agree to conduct its business in any particular manner, or take any other similar or related action, unless such sale, separation, disposition, agreement, conduct or action with respect thereto would have a material adverse effect on the Company and its Subsidiaries (taking into account any of such sale, separation, disposition, agreement, conduct or action impacting to the Buyer and its Subsidiaries (other than the Company and its Subsidiaries)), taken as a whole, (iv) subject to any limitations under applicable Law, promptly inform the other Party of any communication received by such party from or given by such Party to, the Antitrust Division of the DOJ, the FTC or any other Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (v) subject to any limitations under applicable Law, permit the other Party, or the other Party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Authority or, in connection with any proceeding by a private party, with any other Person and (vi) if practicable, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c) If any objections are asserted with respect to the Transactions under any Law or if any suit is instituted by any Authority or any private party challenging any of the Transactions as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the Merger, Buyer shall use its reasonable best efforts to resolve any such objections or challenge as such Authority or private party may have to such Transactions so as to permit consummation of the Transactions.

6.3. Public Announcements. Until the earlier of Closing or the termination of this Agreement, each Party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written approval of Buyer and the Sellers’ Representative, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties acknowledge and agree that they may, without any other Party’s prior consent, issue such press releases or make such public statements or filings (including filings pursuant to federal or state securities Laws) as may be required by applicable Law or any listing agreement with a national securities exchange or trading system to which Buyer is a party, in which case the issuing Party shall use all reasonable best efforts to consult with the other Parties and agree upon the nature, content and form of such press release or public statement.

6.4. Conduct of Business of the Company, the Holding Companies and Macquarie GTPI Pending the Closing. Except as set forth in Section 6.4 of the Disclosure Schedule or as otherwise required or expressly permitted by this Agreement, after the date hereof and prior to the Closing Date or the earlier termination of this Agreement:

(a) the Company shall, and shall cause its Subsidiaries to:

(i) operate their respective businesses in the Ordinary Course of Business and perform their respective obligations under the Acquisition Agreements in accordance with the terms thereof;

(ii) not amend any Organizational Document of the Company, except to make updates corresponding to the updates made to Appendix B in accordance with Section 2.1(e) or in connection with the Mexico Disposition;

(iii) not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or any other equity interest, except that dividends or distributions by wholly-owned Subsidiaries of the Company to the Company and to the holders of the MIPT Preferred Units shall be permitted;

(iv) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts except in the Ordinary Course of Business;

(v) not issue, sell, license, transfer, pledge, dispose of or encumber any Company Interests or any interest in the Subsidiaries of the Company, or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for any Company Interests, or any interest in the Subsidiaries of the Company, other than the issuance of interests in a Subsidiary of the Company to the Company or another Subsidiary of the Company (other than in connection with the Mexico Disposition);

(vi) except with respect to the Acquisition Agreements, not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any assets or businesses of any corporations, partnerships, associations or other business organizations or divisions thereof with a value in excess of $1,000,000 in the aggregate;

(vii) not make capital expenditures or commitments that will create or result in aggregate commitments in respect of capital expenditures on the part of the Company or any of its Subsidiaries (i) in respect of “build to suit” or other similar Contracts in excess of $1,000,000, net of any reimbursed amounts, or (ii) in respect of any other capital expenditures or commitments in excess of $1,000,000, in each case other than expenditures necessary to maintain Assets in good repair;

(viii) not, sell, transfer, pledge, mortgage, dispose of or otherwise encumber any interest in the Company’s or any of the Company’s Subsidiaries’ properties, Asset, Tower Leases, Site Leases, Tower Structures, Tower Related Assets, Tower Sites or Improvements with a fair market value in excess of $1,000,000 (other than pursuant to the terms of its outstanding revolving credit facility or connection with the Mexico Disposition);

(ix) not enter into any transaction with, including any loan, advance or capital contribution to or investments in, any of the Sellers or any of their Affiliates (other than (a) the Company and its Subsidiaries or (b) portfolio companies of funds affiliated with the Seller if such transaction is entered into on arms’ length terms in the Ordinary Course of Business);

(x) except as required by (a) the express terms of any Employee Plan or (b) applicable Law: not (i) increase the compensation or fringe benefits provided to any present or former employee, director, officer or independent contractor of the Company or its Subsidiaries (except for increases in salary or hourly wage rates for non-executive officers, in the Ordinary Course of Business consistent with past practice or the payment of accrued or earned but unpaid bonuses to employees or officers paid in the Ordinary Course of Business consistent with past practice (but, for the avoidance of doubt, not as a result of the sale transaction contemplated hereby), (ii) grant any increase in severance or termination pay to any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, (iii) except in the Ordinary Course of Business, loan or advance any money or other property to any present or former employee, director, officer or independent contractor of the Company or its Subsidiaries, (iv) establish, adopt, enter into, materially amend or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, (v) grant any equity or equity-based awards; or (vi) hire (A) any executive officer or (B) any new non-executive officer or other employee, or engage any independent contractor whose total annual compensation exceeds $100,000, in each case, other than renewals of existing engagements in the Ordinary Course of Business;

(xi) not settle or compromise any litigation where the amount paid by the Company or any of its Subsidiaries in settlement or compromise exceeds $1,000,000 in the aggregate;

(xii) not (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return, or (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes;

(xiii) not enter into a new Tower Lease or Site Lease or amend any Tower Lease or Site Lease except for individual Tower Leases (and not master leases or master services agreements) and Site Leases in the Ordinary Course of Business;

(xiv) not modify or amend in any respect or transfer, dispose, waive any portion of, release terminate or cancel any Material Contract, take any action or fail to take any action that would constitute a material default under any Material Contract or enter into any agreement or contract that would qualify as a Material Contract, or with respect to Tower Leases or Sites Leases as permitted by clause (xiii) or in connection with the Mexico Disposition;

(xv) not add, subtract, modify or relocate any Improvements or communications equipment on or from the Tower Sites (including, without limitation, increases in vertical tower space, windload effect or ground space or changes in frequency of operation at the Tower Sites), other than in the Ordinary Course of Business or routine maintenance or replacement of existing equipment with identical equipment;

(xvi) cooperate with Buyer (and take commercially reasonable actions in furtherance thereof) in connection with Buyer’s reasonable efforts to cause certain employees identified by Buyer to enter into retention agreements or consulting agreements with Buyer on mutually agreeable terms; provided that, any retention or consulting payments, or other out-of-pocket costs and expenses associated with the foregoing will be paid by Buyer;

(xvii) not agree or commit to take any of the actions prohibited by this Section 6.4(a);

(b) the Holding Companies and Macquarie GTPI shall:

(i) operate their respective businesses in the ordinary course of business;

(ii) not amend any Organizational Document of the Holding Companies or Macquarie GTPI, except to make updates corresponding to the updates made to Appendix B in accordance with Section 2.1(b);

(iii) not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or any other equity interest, except that dividends or distributions to the holders of the MIPT Preferred Units shall be permitted;

(iv) not issue, sell, license, transfer, pledge, dispose of or encumber any Holding Company Interests or Macquarie GTPI Interests, or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for any such interests;

(v) not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any assets or business of any corporation, partnership, association or other business organization or division thereof;

(vi) not make any capital expenditures or commitments that will create or result in commitments in respect of capital expenditures on the part of the Holding Companies or Macquarie GTPI;

(vii) not enter into any transaction with, including any loan, advance or capital contribution to or investments in, any of the Sellers or any of their Affiliates (other than (a) the Company and its Subsidiaries or (b) portfolio companies of funds affiliated with the Seller if such transaction is entered into on arms’ length terms in the Ordinary Course of Business);

(viii) not directly or indirectly redeem, purchase or otherwise acquire any Holding Company Interests or Macquarie GTPI Interest;

(ix) not, sell, lease, license, transfer, pledge, dispose of or encumber any interest in the Holding Companies’ or Macquarie GTPI’s direct properties or assets;

(x) not (A) make or rescind any material election relating to Taxes, (B) file an amendment to any material Tax Return, (C) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes, (D) take any action that might cause any of the REIT Entities to no longer qualify as a REIT, or (E) fail to take any action necessary to ensure that each REIT Entity maintains its status as a REIT, provided, however, if an action described in clause (A), (B) or (C) is required by Law or is necessary to preserve the status and taxation of the REIT Entities as REITs under the Code, the Holding Companies shall (i) promptly notify Buyer, (ii) make reasonable effort to permit Buyer to review and comment on such action, and (iii) take such action; and

(xi) not agree or commit to take any of the actions prohibited by this Section 6.4(b).

(c) Prior to the Closing or the termination of this Agreement, in the event that any of the Holding Companies, Macquarie GTPI, the Company or the Company’s Subsidiaries desires to take any of the actions prohibited by the provisions of this Section 6.4, Sellers’ Representative shall give prompt written notice to Buyer, referring to the provisions of this Section 6.4. Such actions cannot be taken without the written consent of Buyer; provided, however, that such consent shall be deemed approved by Buyer for the specific requested action if Buyer does not object to the request for consent within five (5) Business Days after receipt of such request. Buyer’s consent (or deemed consent) shall be deemed an approval by Buyer for the specific requested action only and not any future actions, even if similar in nature.

(d) Notwithstanding anything to the contrary in this Agreement, but subject to Section 6.4(b)(x) (other than the proscription in clause (A) thereof solely as it may relate to an election with respect to any entity that is directly or indirectly sold, transferred or distributed in connection with the Mexico Disposition), the Company and its Subsidiaries shall, prior to the Closing, sell, distribute or otherwise transfer all of their ownership in towers and other assets of any kind (together with related liabilities) located in Mexico (through sale or other transfer of equity or assets, contribution, merger or otherwise) to their joint venture partner, Macquarie Mexico Infrastructure Fund or another person or other persons resulting in the Company and its Subsidiaries having no continuing unindemnified liabilities in respect of such assets (the “Mexico Disposition”). Buyer shall be entitled to review the terms and conditions of the Mexico Disposition to confirm its adherence to this Agreement.

6.5. REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 6.4(b)(x), nothing in this Agreement shall prohibit MIPT from taking, and the Sellers hereby agree to take any action at any time or from time to time that in the reasonable judgment of MIPT is legally necessary for MIPT to maintain its qualification as a REIT or to eliminate or reduce income or excise Taxes under Sections 856, 857, 860 and 4981 of the Code (and similar provisions of state or local Tax Law) for any period or portion thereof ending on or prior to the Closing Date, including making dividend or distribution payments to unitholders of MIPT.

6.6. Use of Name. Neither Buyer nor any Affiliate of Buyer shall have the right to use of the names “Macquarie”, “MIP” or “PGGM”, or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia to the extent containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Subject Marks”). Buyer shall remove, strike over or otherwise obliterate all Subject Marks from all materials including any business cards, schedules, packaging materials, displays, signs, promotional materials, manuals, forms and other materials. Buyer shall cause each Holding Company the legal of name of which contains the names “Macquarie”, “MIP” or “PGGM” (or and any names that are similar to or derivative of the foregoing) to be renamed promptly (but no later than ten (10) Business Days) after the Closing.

6.7. Employee Matters.

(a) Buyer shall cause any employee benefit plans in which the Affected Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility and vesting (but not for benefit accrual for any purposes) thereunder, service for the Company and its Subsidiaries as if such service were with Buyer, to the same extent such service was credited under a corresponding employee benefit plan of the Company and its Subsidiaries prior to the Closing Date (the “Prior Plans”) (except to the extent it would result in a duplication of benefits with respect to the same period of service). Buyer shall, and shall cause its direct and indirect Subsidiaries to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which an Affected Employee is eligible to participate on or after the Closing Date and (ii) credit each Affected Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing Date under the terms of any corresponding Prior Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing Date occurs under any welfare benefit plan in which the Affected Employee participates on and after the Closing Date, in each case, to the same extent that such exclusions and waiting periods were waived and such co-payments, deductibles and other expenses were credited under a corresponding Prior Plan (except to the extent it would result in a duplication of benefits).

(b) If requested by Buyer prior to the Closing Date, the Company or any Subsidiary shall cause there to be adopted, prior to the Closing Date, resolutions terminating as of the day immediately prior to the Closing Date any Employee Plan intended to be a cash or deferred arrangement under Section 401(k) of the Code.

(c) The Company shall, in a manner reasonably acceptable to the Buyer: (i) cause the employment agreements identified in Section 6.7(b) of Disclosure Schedules (the “Employment Agreements”) to be terminated effective as of the Effective Time in such a manner that, other than as contemplated below, neither Buyer, MIPT, Macquarie GTPI nor the Company nor any of its Subsidiaries have any obligations or liabilities as of the Effective Time, (ii) make all payments, including any severance, and provide all benefits, as applicable, as are required in connection with the termination of the Employment Agreements (collectively, the “Termination Payments”), and (iii) cause the employee of the Company or Subsidiary who has entered into the Employment Agreement to execute a release of claims with respect to the Employment Agreement, reasonably acceptable to the Buyer, effective as of the Effective Time (the “Employee Release”) in favor of MIPT, Macquarie GTPI, the Company and its Subsidiaries, and, on and after the Closing, each of their Affiliates, officers, directors, agents, employees, officials, employee benefit plans or funds (and their sponsors, fiduciaries, trustees and administrators); provided that, in connection with any Mexico Disposition, Buyer shall, and shall cause its Subsidiaries (as applicable) to, waive any non-competition restriction in such Employment Agreements applicable to activities within Mexico. Any payments or benefits described in clause (ii) above that are not fully paid or provided to the applicable employee prior to Closing (the “Employment Agreement Expense”) shall be treated as a Seller Transaction Expense.

(d) As soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) days prior to the Closing Date, the Sellers shall submit to the holders of MIPT Interests (in a manner reasonably satisfactory to Buyer) for execution and approval by such number of holders of MIPT Interests as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the regulations thereunder (collectively, “Section 280G”) inapplicable to any payments or benefits provided pursuant to Employee Plans or other Company Contracts that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such approval shall be sought by the Sellers in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, including Q-7 of Section 1.280G-1 of such regulations. The Sellers agree that: (i) in the absence of such approval, no Section 280G Payments shall be made; and (ii) promptly after execution of this Agreement, the Company shall deliver to Buyer waivers, in form and substance satisfactory to Buyer, duly executed by each Person who might receive any Section 280G Payment. The form and substance of all approval documents contemplated by this Section 6.7(d), including the waivers, shall be subject to the prior review and approval of Buyer (with such approval not to be unreasonably withheld).

(e) The Parties hereto acknowledge and agree that all provisions contained in this Section 6.7 are included for the sole benefit of the Parties hereto and shall not create any third party beneficiary or other rights in any other Person. Nothing in this Agreement, express or implied, (i) shall constitute an amendment to any Employee Plan or Prior Plan or (ii) shall limit the ability of Buyer, or any Subsidiary of the Buyer to terminate the employment or service of any employee (including Affected Employees) or amend or terminate any Employee Plan or Prior Plan pursuant to its terms.

6.8. Tax Allocations.

(a) Transfer Taxes. All transfer Tax liability or other sales and/or use, purchase, stamp or recordation documentary Tax and fees (collectively, “Transfer Taxes”) due as a result of the U.S. Partnership Contributions, the Securities Purchase or the Merger, if any, shall be borne by Buyer. Any Transfer Taxes due as a result of the Mexico Disposition, if any, shall be borne by Sellers. The party so obligated by applicable Law shall accurately prepare and timely file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and if required by applicable Law, each other party or parties will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Responsibility for Filing Tax Returns. Sellers’ Representative shall prepare or cause to be prepared all Tax Returns for the Holding Companies and their Subsidiaries that are required to be filed after the Closing Date for any Tax periods ending on or before the Closing Date (“Pre-Closing Tax Periods”), in accordance with the prior custom and practice of such entities in filing their Tax Returns except to the extent required by applicable Law, and Buyer shall file or cause to be filed such Tax Returns in a timely manner. As soon as reasonably practicable and in no event less than twenty (20) days prior to the due date for filing any such Tax Return, Sellers’ Representative shall permit Buyer to review and comment on each such Tax Return. Within ten (10) days of receipt of any such Tax Return, Buyer shall provide its comments to such Tax Return. Sellers’ Representative shall incorporate any reasonable comments of Buyer, and Sellers’ Representative and Buyer shall endeavor in good faith to resolve any disputes with respect to such comments prior to filing any such Tax Return. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Holding Companies and their Subsidiaries for Straddle Periods, in accordance with the prior custom and practice of such entities in filing their Tax Returns except to the extent required by applicable Law. As soon as reasonably practicable and in no event less than twenty (20) days prior to the due date for filing any such Tax Return for a Straddle Period, Buyer shall permit Sellers’ Representative to review and comment on each such Tax Return. Within ten (10) days of receipt of any such Tax Return, Sellers’ Representative shall provide its comments to such Tax Return. Buyer shall incorporate any reasonable comments of Sellers’ Representative, and Sellers’ Representative and Buyer shall endeavor in good faith to resolve any disputes with respect to such comments prior to filing any such Tax Return. Buyer shall timely pay (or cause to be paid) all Taxes relating to Tax Returns covered by this Section 6.8(b), and Sellers (or the MIPC Sellers in the case of Tax Returns of MIPC, and PGGM in the case of Tax Returns of PGGM Blocker) shall reimburse Buyer for payment of any such Taxes if and to the extent the same are Pre-Closing Taxes (except to the extent that any such Pre-Closing Taxes are reflected in the computation of the Final Purchase Price). Upon reasonable request, Buyer and Sellers shall cooperate with one another in regard to Tax compliance and reporting matters.

(c) Section 338(g) Elections. Buyer shall not make any election under Section 338(g) of the Code (or any similar provision of state or local Law) with respect to any of the Holding Companies.

(d) Use of Escrow. During the period in which such funds are available, any payments required to be made by Sellers under Section 6.8(b) shall be paid exclusively from the remaining Escrow Amount.

6.9. The U.S. Partnership Contributions.

(a) Prior to the Closing, each of the Sellers shall contribute all of the Transferred MIPT Interests owned by such Seller to a limited liability company organized in Delaware (“U.S. Partnership I”), and PGGM shall contribute all of the PGGM Blocker Interests to U.S. Partnership I (such contributions, the “U.S. Partnership I Contributions.”).

(b) Prior to the Closing, each of the MIPC Sellers shall contribute all of the Transferred MIPC Interests owned by such MIPC Seller to a limited liability company organized in Delaware (“U.S. Partnership II”) (such contributions, the “U.S. Partnership II Contributions,” and together with the U.S. Partnership I Contributions, the “U.S. Partnership Contributions.”)

ARTICLE 7

CLOSING CONDITIONS

7.1. Condition to Obligations of the Sellers and Buyer. The respective obligations of the Sellers and Buyer to consummate the Securities Purchase shall, except as hereinafter provided in this Section 7.1, be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) as of the Closing Date, no Legal Action shall be pending before or taken by any Authority seeking to directly or indirectly enjoin, restrain, prohibit or make illegal the consummation of the Securities Purchase and the Merger, and there shall not be in effect any Law, order, injunction, judgment decree, ruling or arbitration award of an Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Securities Purchase and the Merger; and

(b) on or prior to the Closing Date, any required order or other approval of any Authority has been obtained and is in full force and effect (and to which all conditions to the consummation of the Securities Purchase and the Merger and the other transactions contemplated by this Agreement have been satisfied or waived by the applicable Authority), and any waiting periods (and any extension thereof) applicable to the Securities Purchaser and the Merger and the other transactions contemplated under this Agreement under the HSR Act or other applicable Law shall have been terminated or shall have expired

7.2. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Securities Purchase and the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by Buyer:

(a) (i) the Fundamental Representations and Warranties (other than those in Sections 3.8(a)-(g)) shall be true and correct at and as of the Closing Date (or in the case of Fundamental Representations and Warranties (other than those in Sections 3.8(a)-(g)) that are made as of a specified date, such Fundamental Representations and Warranties shall be true and correct as of such specified date) with the same force and effect as though made on and as of such date, the representations and warranties of the Company and the Sellers contained in this Agreement (other than the Fundamental Representations and Warranties other than those in Sections 3.8(a)-(g)) disregarding all qualifications contained herein relating to materiality or Material Adverse Effect shall be true and correct at and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date) with the same force and effect as though made on and as of such date, except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect, and the representations and warranties contained in in Sections 3.8(a)-(g)) disregarding all qualifications contained herein relating to materiality or Material Adverse Effect shall be true and correct at and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date) with the same force and effect as though made on and as of such date, in all material respects; and (ii) the agreements and covenants to be performed or satisfied by the Sellers and the Company hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects;

(b) The Sellers and the Company shall have delivered, or caused to be delivered, to Buyer in customary form reasonably acceptable to Buyer (i) an officer’s certificate of the Company, dated the Closing Date, as to the satisfaction of the conditions set forth in Section 7.2(a) (as it relates to representations, warranties, agreements and covenants of the Company), (ii) an officer’s certificate of the Sellers’ Representative on behalf of the Sellers, dated the Closing Date, as to the satisfaction of the conditions set forth in Section 7.2(a) (as it relates to representations, warranties, agreements and covenants of the Sellers) and (iii) evidence, in form and substance reasonably satisfactory to Buyer, of satisfaction of the covenants set forth in Sections 6.7(c) and 6.7(d);

(c) The Sellers shall have delivered to Buyer written opinions of Mayer Brown LLP, dated as of the Closing Date, substantially in the form of Exhibit E, to the effect that (a) commencing with MIPT’s first taxable year, (i) MIPT has been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and (ii) MIPT’s actual method of operation through the Closing Date has enabled it to meet, for each of its 2007 through 2012 taxable years and from January 1, 2013 through the Closing Date, the requirements for qualification and taxation as a REIT under the Code, and (b) commencing with TPP’s first taxable year, (i) TPP had been organized and operated in conformity with the requirements for qualification as a REIT under the Code until it merged with MIPT and (ii) TPP’s actual method of operation through the effective date of its merger with MIPT enabled it to meet, for each of its 2007 through 2013 taxable years, the requirements for qualification and taxation as a REIT under the Code. In rendering such opinions, Mayer Brown LLP shall be entitled to rely upon assumptions and representations reasonably satisfactory to it, it being understood that Buyer shall have the right to reasonably comment on these assumptions and representations and include therein facts and information obtained by Buyer during its due diligence; and

(d) The Mexico Disposition shall have been consummated.

(e) The U.S. Partnership Contributions shall have been consummated.

7.3. Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the Securities Purchase and the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by the Sellers:

(a) (i) The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except as, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement; and (ii) each and all of the agreements and covenants to be performed or satisfied by Buyer hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and

(b) Buyer shall have delivered, or caused to be delivered, to the Sellers, in customary form reasonably acceptable to the Sellers’ Representative, an officer’s certificate of Buyer, dated the Closing Date, as to the satisfaction of the conditions set forth in Section 7.3(a).

ARTICLE 8

TERMINATION

8.1. Termination. This Agreement may be terminated, and the Securities Purchase and the Merger may be abandoned, at any time prior to the Closing only pursuant to the following provisions:

(a) by mutual consent of the Sellers, on the one hand, and Buyer, on the other hand;

(b) by Buyer or the Sellers, upon written notice to the other Party at any time prior to the Closing, if the Closing Date shall not have occurred on or before December 31, 2013 (as such date may be extended in accordance with this Section 8.1(b), the “Outside Date”), or such other date as the Buyer and the Sellers may, from time to time, mutually agree in writing; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of any obligation by this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date; and

(c) by Buyer or the Sellers, upon written notice to the other Party at any time prior to the Closing, if any injunction, decree or judgment of any Authority prohibiting consummation of the Securities Purchase and the Merger shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose breach of any obligation by this Agreement has been the cause of, or has resulted in, such prohibition.

8.2. Effect of Termination. Except as provided in Sections 6.1 (“Access to Information”), 6.3 (“Public Announcements”), Article 10 and this Section, in the event this Agreement is validly terminated pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of any Party, or any of their respective stockholders, members, managers, officers or directors, to the other Parties and all rights and obligations of each Party shall cease; provided, however, that (i) such termination shall not relieve any Party from liability for fraud or any intentional misrepresentation or intentional breach prior to the date of such termination of any of its warranties, covenants or agreements set forth in this Agreement, and (ii) the foregoing provisions shall not limit or restrict the availability of injunctive relief and specific performance, if any, set forth in Section 9.1

ARTICLE 9

SURVIVAL; INDEMNIFICATION

9.1. Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations and warranties of the Sellers, the Company and Buyer contained in this Agreement will survive the Closing (i) with respect to the Fundamental Representations and Warranties (except with respect to the representations and warranties contained in Sections 3.8(a)-(g), which shall survive until sixty (60) days following the expiration of the applicable statute of limitations) and the representations and warranties contained in Sections 5.1 and 5.3, in each case which shall survive until thirty six (36) months from the Closing Date; and (ii) until twelve (12) months from the Closing Date in the case of all other representations and warranties (other than the representations and warranties contained in Sections 3.8(h)-(i) and Section 4.14, which shall survive until sixty (60) days following the expiration of the applicable statute of limitations); provided, however, that any representation, warranty that would otherwise terminate in accordance with clause (i) or (ii) will continue to survive if a notice of a claim shall have been given under this Article 9 on or prior to such the date on which it otherwise would terminate, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 9. Except as otherwise expressly provided in this Agreement, for purposes of claims for indemnification under this Article 9, each covenant hereunder to be performed on or prior to the Closing Date shall survive until twelve (12) months from the Closing Date, and each covenant hereunder to be performed following the Closing shall survive in accordance with its terms until fully performed.

(b) For purposes of this Agreement, a Party’s representations and warranties shall be deemed to include, as applicable, such Party’s Disclosure Schedule and all other documents or certificates delivered by or on behalf of such Party in connection with this Agreement. No Party’s rights hereunder (including rights under this Article 9) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such Party at any time, whether before or after the execution or delivery of this Agreement or the Closing or by the waiver of any condition to Closing.

9.2. Indemnification of Buyer.

(a) The Sellers shall indemnify and hold harmless Buyer, its Affiliates and their respective successors and the respective shareholders, officers, directors, employees and agents of each such indemnified Person (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Buyer Indemnified Party (whether or not due to third party claims) that arise out of or result from:

(i) any inaccuracy in or any breach of, as of the date of this Agreement or the Closing Date, any representation and warranty made by the Sellers or the Company in this Agreement or in any document or other paper delivered by the Sellers pursuant to this Agreement, in each case other than any inaccuracy in or any breach of a representation or warranty set forth in Sections 3.5(ii), 3.5(iii), 3.6, 4.4(ii), 4.4(iii), 4.4(iv), 4.5, 4.6, 4.9 (but only with respect to the last sentence thereof), 4.10, 4.13 and 4.20;

(ii) any inaccuracy in or any breach of, as of the date of this Agreement or the Closing Date, any representation and warranty set forth in Sections 3.5(ii), 3.5(iii), 3.6, 4.4(ii), 4.4(iii), 4.4(iv), 4.5, 4.6, 4.9 (but only with respect to the last sentence thereof), 4.10, 4.13 and 4.20; provided, however, that for purposes of this clause (ii) if any such representation or warranty is qualified in any respect by materiality or Material Adverse Effect, for purposes of this clause (ii) such materiality or Material Adverse Effect qualification will in all respects be ignored;

(iii) any failure by the Sellers or the Company and its Subsidiaries (as applicable) to duly and timely perform or fulfill any of its covenants or agreements required to be performed by the Sellers or the Company and its Subsidiaries (as applicable) under this Agreement or any document or other paper delivered by the Sellers or the Company and its Subsidiaries (as applicable) pursuant to this Agreement; or

(iv) to the extent not previously paid, all out-of-pocket third party costs or expenses incurred by Sellers or incurred prior to Closing by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including the Seller Transaction Expenses.

(b) The Management Holders shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Buyer Indemnified Party (whether or not due to third party claims) that arise out of or result from:

(i) any inaccuracy in or any breach of, as of the date of this Agreement or the Closing Date, any representation and warranty made by the Company in this Agreement or in any document or other paper delivered by the Management Holders pursuant to this Agreement, in each case other than any inaccuracy in or any breach of a representation or warranty set forth in Sections 4.4(ii), 4.4(iii), 4.4(iv), 4.5, 4.6, 4.9 (but only with respect to the last sentence thereof), 4.10, 4.13 and 4.20;

(ii) any inaccuracy in or any breach of, as of the date of this Agreement or the Closing Date, any representation and warranty set forth in Sections 4.4(ii), 4.4(iii), 4.4(iv), 4.5, 4.6, 4.9 (but only with respect to the last sentence thereof), 4.10, 4.13 and 4.20; provided, however, that for purposes of this clause (ii) if any such representation or warranty is qualified in any respect by materiality or Material Adverse Effect, for purposes of this clause (ii) such materiality or Material Adverse Effect qualification will in all respects be ignored;

(iii) any failure by the Management Holders or the Company and its Subsidiaries (as applicable) to duly and timely perform or fulfill any of its covenants or agreements required to be performed by the Management Holders or the Company and its Subsidiaries (as applicable) under this Agreement or any document or other paper delivered by the Management Holders or the Company and its Subsidiaries (as applicable) pursuant to this Agreement; or

(iv) to the extent not previously paid, all out-of-pocket third party costs or expenses incurred by Sellers or incurred prior to Closing by the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including the Seller Transaction Expenses.

(c) Any liability of the Sellers or Management Holders under this Article 9 shall be solely on a several, and not joint, basis in the same proportion that each such Person’s portion of the Final Purchase Price bears to the entire amount of the Final Purchase Price paid or payable by all such Persons who are responsible to provide such indemnity pursuant to this Article 9; provided that with respect to (i) any inaccuracy or breach of any representation of warranty of any particular Seller under Article 3, or (ii) any failure by a particular Seller to duly and timely perform or fulfill its covenants (excluding covenants to be fulfilled by the Sellers as a group), in each case only such breaching Sellers shall be liable under this Article 9 in proportion (as between each other) to the relative amount of the Final Purchase Price paid or payable to such Sellers; and provided further that, a Buyer Indemnified Party shall be able to recover up to the full amount of funds in the Escrow Account remaining at any given time with respect to the several liability of any such Person.

9.3. Indemnification of the Sellers. Buyer shall indemnify and hold harmless the Sellers and their Affiliates and the Management Holders and their respective successors (and their respective shareholders, officers, directors, employees and agents) (collectively the “Seller/Management Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Seller/Management Indemnified Party (whether or not due to third party claims) that arise out of or result from (a) the inaccuracy, as of the date of this Agreement or the Closing Date, of any representation or warranty made by Buyer in this Agreement; provided, however, that if any such representation or warranty is qualified in any respect by materiality, for purposes of this paragraph such materiality qualification will in all respects be ignored and (b) any failure by Buyer to perform or fulfill any of its covenants or agreements required to be performed by Buyer under this Agreement.

9.4. Limitations; Calculation of Losses.

(a) No amounts of indemnity shall be payable as a result of any claim arising under clauses (a)(i), (a)(ii), (b)(i) or (b)(ii) of Section 9.2 relating to a breach or alleged breach of a representation or warranty unless and until the Buyer Indemnified Parties have suffered, incurred, sustained or become subject to indemnifiable Losses referred to in those clauses in excess of $72 million in the aggregate (and indemnity will be available only for such excess). The maximum liability of the Sellers under Section 9.2 (other than clauses (a)(iv) and (b)(iv)) shall not exceed $240 million in the aggregate (the “Indemnity Cap”). Other than in respect of a breach of the Fundamental Representations, the Escrow Amount remaining at any given time in the Escrow Account shall be the sole source of recovery with respect to any Claims by or on behalf of the Buyer Indemnified Parties pursuant to this Agreement. Notwithstanding the foregoing, the limitations on liability contained in this Section 9.4(a) shall not apply to any claim for indemnity based on any of the Fundamental Representations and Warranties, but in all events the aggregate liability of all Sellers and Management Holders shall in no event exceed the sum of the Final Securities Purchase Price and the Final Merger Consideration.

(b) IN NO EVENT SHALL ANY BUYER INDEMNIFIED PARTY OR SELLER/MANAGEMENT INDEMNIFIED PARTY BE ENTITLED TO INDEMNIFICATION HEREUNDER FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, DIMINUTION IN VALUE, REMOTE OR SPECULATIVE DAMAGES, INCLUDING ANY LOSS OF FUTURE PROFITS, REVENUE OR INCOME OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY (other than indemnification for amounts actually paid to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required and other than any post-Closing purchase price adjustments set forth in Section 2.7 as they relate to Tower Cash Flow); provided, however, that subject to the other provisions of this Article 9, the parties hereto agree that, for purposes of determining “Losses” subject to indemnification pursuant to Section 9.2(a) or Section 9.2(b) arising or resulting from any breach of any representation or warranty that has a negative recurring impact on Tower Cash Flow (or similar measure), Buyer shall be entitled to obtain damages hereunder on the basis of an appropriate multiple (of up to the Valuation Multiplier) of any item that reduced Tower Cash Flow (or similar measure).

(c) Except in the case of fraud, the Parties acknowledge and agree that (i) following the Closing, the exclusive remedy at law or in equity for any Seller/Management Indemnified Party or Buyer Indemnified Party for Losses or other monetary damages arising from a breach by the other Parties of the representations and warranties in this Agreement and the exclusive remedy at law for any Seller/Management Indemnified Party or Buyer Indemnified Party for Losses or other monetary damages arising from the failure by the other Parties to perform and comply with any covenants and agreements in this Agreement, in each case, shall be the indemnification provided under this Article 9 and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Party, after the consummation of the purchase and sale contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

(d) Each Party shall use its commercially reasonable efforts to mitigate its Losses (including by using such efforts to recover any insurance as may be available with respect to such Loss) upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses; provided, however, that the foregoing shall not be deemed to impose any obligation or duty to initiate legal proceedings to seek such recovery.

(e) Notwithstanding anything herein to the contrary, no Buyer Indemnified Party or Seller/Management Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for an amount to the extent such Person or its Affiliates has been indemnified or reimbursed for such amount under any other provision of this Agreement to which it is a party.

9.5. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article 9 shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification under this Article 9, it shall promptly notify the Indemnifying Party in writing of such claim, describing such claim in reasonable detail to the extent known, the basis on which indemnification is sought and the amount or estimated amount (if known or estimable) of such Losses and the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, and in the case of a claim by a third party against the Indemnified Party (a “Third Party Claim”), contain (by attachment or otherwise) all such other material information as such Indemnified Party shall have received concerning such Third Party Claim. The failure to provide (or timely provide) such notice will not affect any rights hereunder except to the extent (i) the Indemnifying Party is actually prejudiced thereby or (ii) such Indemnifying Party actually incurs a material incremental expense as a result of such failure, but in each case only to the extent of such actual prejudice or incremental expense.

(b) In the case of a Third Party Claim against the Indemnified Party, the Indemnifying Party may, within 15 days after receipt of such notice and upon notice to the Indemnified Party, assume and control, with counsel of its choice, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof. If the Indemnifying Party assumes and controls the defense of such Third Party Claim: (A) the Indemnified Party may participate in such defense through separate co-counsel chosen by it at its sole cost and expense, but the Indemnifying Party shall control the investigation, defense and settlement, (B) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnifying Party and (C) the Indemnifying Party may not, without the consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), settle or compromise any action or consent to the entry of any judgment, unless the judgment or settlement provides solely for the payment of money and provides a full release to the Indemnified Party. The Indemnified Party shall cooperate and assist the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the interests of the Indemnifying Party and the Indemnified Party with respect to a Third Party Claim are in conflict with one another and, as a result, the Indemnifying Party could not adequately in good faith represent the interests of the applicable Indemnified Party in such claim, then the Indemnifying Party may not be entitled to assume and control the defense of such Third Party Claim.

(c) If the Indemnifying Party is not entitled to assume the defense of the Third Party Claim pursuant to the foregoing provisions (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the 15 day period set forth above or fails to diligently pursue such defense), then the Indemnified Party may conduct and control, through counsel of its own choosing, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. If the Indemnified Party assumes the defense of such Third Party Claim and proposes to settle such claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnifying Party shall have the right to participate in the settlement or participate, assume or re-assume the control of the defense of such Third Party Claim or proceeding (at the Indemnifying Party’s own expense). The Indemnified Party shall not pay or settle any Third Party Claim without the Indemnifying Party’s prior written consent; provided, that the Indemnifying Party’s consent shall not waive any dispute as to whether the Losses are indemnifiable pursuant to this Article 9.

(d) Notwithstanding the foregoing, (i) the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of Section 9.5(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests (but may not pay or settle any such claim), and (ii) the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under this Article 9 with respect to such claim.

9.6. Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Final Purchase Price, unless otherwise required by Law (including by a determination of a Tax authority that, under applicable Law, is not subject to further review or appeal).

ARTICLE 10

GENERAL PROVISIONS

10.1. Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Sellers and Buyer shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.2. Waivers; Amendments. Amendments to this Agreement may be made only with the consent in writing of the Sellers and Buyer. No delay on the part of Sellers or Buyer at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. The failure to insist upon the strict compliance with the provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy thereunder shall not constitute a waiver of any such covenant, term, condition or other provisions thereof or default in connection therewith. The waiver of any covenant, term, condition or other provision thereof or default thereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection therewith. Except as provided in Section 10.14, no waiver by one Party shall be imputed or otherwise applicable to any other Party unless expressly set forth in writing.

10.3. Fees, Expenses and Other Payments. Except as expressly provided otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs.

10.4. Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered (a) five (5) Business Days after being mailed by first-class or express mail, postage prepaid, (b) the next day when sent overnight by recognized courier service, (c) upon confirmation when sent by e-mail if sent before 5:00 p.m. (New York time) on a Business Day of the recipient, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation on the same day as such e-mail is sent, or (d) upon delivery when personally delivered to the receiving Party (which if other than an individual shall be an officer or other responsible Party of the receiving Party). All such notices and communications shall be mailed, sent or delivered as set forth below or to such other Person(s), e-mail(s) or address(es) as the Party to receive any such communication or notice may have designated by written notice to the other Party.

(a) If to Buyer:

American Tower Investments LLC

c/o American Tower Corporation

116 Huntington Ave.

Boston, MA 02116

Attention: General Counsel

E-mail: Ed.DiSanto@americantower.com

with a copy to (which shall not constitute notice to Buyer):

Clifford Chance US LLP

31 West 52nd

New York, NY 10019

Attn: John Graham

Email: John.Graham@cliffordchance.com

(b) If to the Company:

Global Tower Partners

750 Park of Commerce Blvd, Suite 300

Boca Raton, FL 33487

Attention: Marc C. Ganzi

E-mail: mganzi@gtpsites.com

And

Global Tower Partners

750 Park of Commerce Blvd, Suite 300

Boca Raton, FL 33487

Attention: Shawn Ruben

E-mail: sruben@gtpsites.com

with a copy to (which shall not constitute notice to Company):

Macquarie Infrastructure Partners Inc.

125 West 55th Street, 22nd Floor

New York, NY 10019

Attention: Michael Kernan, Managing Director

E-mail: michael.kernan@macquarie.com

And

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: David Lieberman

E-mail: dlieberman@stblaw.com

(c) If to MIP I International, MIP II, MIP II International, MIP I Canada, MIP I, Macquarie GTPI or the Sellers’ Representative:

c/o Macquarie Infrastructure Partners Inc.

125 West 55th Street, 22nd Floor

New York, NY 10019

Attention: Chris Leslie, Senior Managing Director

E-mail: chris.leslie@macquarie.com

with a copy to (which shall not constitute notice to any such Seller):

Macquarie Infrastructure Partners Inc.

125 West 55th Street, 22nd Floor

New York, NY 10019

Attention: Michael Kernan, Managing Director

E-mail: michael.kernan@macquarie.com

And

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: David Lieberman

E-mail: dlieberman@stblaw.com

(d) If to LMIF Pylon, GIF IIIA or GIF IIIB:

Macquarie Specialised Asset Management Limited

Level 11, 1 Martin Place

Sydney, NSW 2000

Australia

Attention: David Luboff

E-mail: david.luboff@macquarie.com

with a copy to (which shall not constitute notice to any such Seller):

Macquarie Infrastructure Partners Inc.

125 West 55th Street, 22nd Floor

New York, NY 10019

Attention: Michael Kernan, Managing Director

E-mail: michael.kernan@ macquarie.com

And

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: David Lieberman

E-mail: dlieberman@stblaw.com

(e) If to PGGM:

c/o PGGM Vermogensbeheer B.V.

Noordweg Noord 150

3704 JG Zeist

The Netherlands

Attention: Robert Hartog, Martijn Verwoest and Henry Chung

E-mail: robert.hartog@pggm.nl; martijn.verwoest@pggm.nl; and

             henry.chung@pggm.nl

with a copy to (which shall not constitute notice to PGGM):

Bingham McCutchen LLP

2020 K Street, NW

Washington, DC 20006

Attention: Andrew M. Ray

E-mail: andrew.ray@bingham.com

And

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022

Attention: Ann F. Chamberlain

E-mail: ann.chamberlain@bingham.com

(f) If to any Management Holder:

At the address set forth on the attached signature page.

with a copy to (which shall not constitute notice to such Management Holder):

Kleinbard Bell & Brecker LLP

One Liberty Place, 46th Floor

1650 Market Street

Philadelphia, PA 19103

Attention: Michael A. Frattone

E-mail: mfrattone@kleinbard.com

10.5. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.6. Disclosure Schedule. The Company has delivered to Buyer a Disclosure Schedule which includes numbered schedules corresponding to certain sections or subsections of this Agreement or as otherwise specifically referred to in Articles 3, 4 and 6. The representations and warranties of the Sellers and the Company in this Agreement are made and given subject to the exceptions thereto set forth in the Disclosure Schedule, which identifies exceptions only by the specific Section or subsection to which such entry relates. The inclusion of an item in the Disclosure Schedule or delivery of a document pursuant to the Disclosure Schedule or this Agreement is not an admission of liability or materiality with respect to such item or document or an admission that an item or agreement listed therein was not entered into in, or otherwise occurred outside of, the Ordinary Course of Business. Any matter disclosed in any section or subsection of the Disclosure Schedule shall be deemed to be disclosed and incorporated into any other section or subsection of this Disclosure Schedule to which its reference is readily apparent on its face. Any reference in the Disclosure Schedule to a contract, agreement, instrument, document, order, decree or judgment shall be deemed to include a reference to all amendments and modifications thereof, if any, so long as such amendments and modifications are or have been made available to Buyer as part of its due diligence investigation.

10.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the Parties. To the extent permitted by Law, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts.

10.8. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.9. Governing Law. This Agreement is made under, and shall be construed and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed solely therein (without giving effect to any principles of conflicts of law or choice of law thereof that would cause the application of the domestic substantive laws of any other jurisdiction). In connection with any controversy arising out of or related to this Agreement, each Party hereby irrevocably consents and submits to the jurisdiction of the United States District Court for the Southern District of New York and, otherwise, in the state courts of the State of New York located in New York County, and agrees all such controversies shall be resolved solely in these jurisdictions. In connection with any controversy arising out of or relating to the Agreement, each Party irrevocably (a) consents to service of process out of the aforementioned courts, (b) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS, (c) agrees that service of process in any such Legal Action may, to the fullest extent permitted by Law, be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 10.4, and (d) agrees that nothing in the Agreement shall affect the right to effect service of process in any other manner permitted by the applicable Laws of the State of New York, as applicable.

10.10. Further Acts. Each Party agrees that at any time, and from time to time, before and after the consummation of the Securities Purchase and the Merger, it will do all such things and execute and deliver all other assurances, as any other Party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

10.11. Entire Agreement; Construction; No Implied Warranties. This Agreement (together with the Disclosure Schedule, the appendices and exhibits hereto and the other documents delivered or to be delivered in connection herewith) and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and contemporaneous, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between or among the Parties, with respect to the subject matter hereof. Each of the Parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the Parties hereby acknowledges that (a) none of the Parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (or such of the foregoing as are delivered at the Closing), (b) there are no representations, warranties or covenants or agreements by or on behalf of any Party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement, and (c) the Parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

10.12. Assignment. To the fullest extent permitted by Law, this Agreement shall not be assignable (by operation of law or otherwise) by any Party, without the prior consent of the Sellers’ Representative and Buyer, and absent such consent any such assignment shall be null and void.

10.13. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person that is not a Party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.14. Sellers’ Representative.

(a) Each Seller hereby irrevocably appoints Macquarie Infrastructure Partners Inc. (“MIP Inc.”) as such Seller’s representative, attorney-in-fact and agent (as such, the “Sellers’ Representative”), with full power of substitution to act in the name, place and stead of such Seller with respect to the Securities Purchase and the Merger and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i) to take any action required or permitted to be taken by the Sellers’ Representative as expressly set forth in this Agreement, including to make all determinations in respect of the Base Purchase Price and Final Purchase Price and the portions thereof payable to the Sellers and the Management Holders in accordance with Article 2;

(ii) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of Sellers to consummate the Securities Purchase and the Merger;

(iii) to negotiate, execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the Securities Purchase and the Merger (it being understood that such Sellers, shall execute and deliver any such documents which the Sellers’ Representative agrees to execute);

(iv) to terminate this Agreement if Sellers are entitled to do so;

(v) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(vi) to take all actions which under this Agreement that may be taken by Sellers and to do or refrain from doing any further act or deed on behalf of Sellers which the Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers could do if personally present.

Notwithstanding the foregoing, nothing in this Section 10.14 shall be deemed to alter the Sellers’ obligations with respect to the Buyer set forth in this Agreement, regardless of any acts or omissions of the Sellers’ Representatives, including in the case of fraud, gross negligence or bad faith on the part of the Sellers’ Representative.

(b) The Sellers’ Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken as Sellers’ Representative or omitted in bad faith or gross negligence. The Sellers’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c) The Sellers agree, severally but not jointly, to indemnify (in accordance with their respective direct and indirect ownership of MIPT as set forth on Appendix B) the Sellers’ Representative for, and to hold the Sellers’ Representative harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Representative, arising out of or in connection with the Sellers’ Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending the Sellers’ Representative against any claim of liability with respect thereto. The Sellers’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel. The Sellers’ Representative is not receiving any fees, commissions or other compensation for acting as the Sellers’ Representative.

(d) If MIP Inc. resigns in writing as Sellers’ Representative or otherwise becomes unable to serve as Sellers’ Representative, MIP Inc. shall designate as a successor Sellers’ Representative either (i) an Affiliate of MIP Inc. or (ii) any other Person with the written consent of Purchaser (the “Successor Sellers’ Representative”); provided, that such resignation shall only be effective upon effectiveness of a successor under this Section 10.14(d). Upon written acceptance by such Successor Sellers’ Representative to serve as Sellers’ Representative, such Successor Sellers’ Representative shall thereupon succeed to and become vested with all of the powers and duties and obligations of the original Sellers’ Representative without further act, and the original Sellers’ Representative shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in this Section 10.14. Notwithstanding any replacement of the original Sellers’ Representative hereunder, the provisions of this Section 10.14 shall continue in effect for the benefit of the original Sellers’ Representative with respect to all actions taken or omitted to be taken by it while acting as Sellers’ Representative.

(e) All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing and/or termination of this Agreement.

(f) The grant of authority to the Sellers’ Representative provided for in this Section 10.14, (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the Closing.

10.15. Several Obligations. The obligations of each of the Sellers and the Management Holders under this Agreement shall be several and not joint.

10.16. MSAM Entities. Each of Macquarie Specialised Asset Management Limited (“MSAM”) and Macquarie Specialised Asset Management 2 Limited (“MSAM2” and, together with MSAM, the “MSAM Entities”) has executed this Agreement only in its capacity as the responsible entity of GIF IIIA and GIF IIIB, respectively (for purposes of this Section 10.16, each a “Trust”) and in no other capacity. A liability arising under or in connection with these terms of this Agreement is limited to and can be enforced against a MSAM Entity only to the extent to which it can be satisfied out of property of its respective Trust out of which such MSAM Entity is actually indemnified for the liability. This limitation of the MSAM Entity’s liability applies despite any other provision of this Agreement and extends to all liabilities and obligations of each MSAM Entity in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement. No Party may sue a MSAM Entity in any capacity other than as responsible entity of its respective Trust. These provisions shall not apply to any obligation or liability of a MSAM Entity to the extent that it is not satisfied because under the constitution establishing the respective Trust or by operation of Law there is a reduction in the extent of a MSAM Entity’s indemnification out of the assets of such Trust, as a result of the fraud, negligence or breach of trust of such MSAM Entity.

10.17. PGGM Purchaser. Stichting Depositary PGGM Infrastructure Funds has executed this Agreement, acting in its own name but in its capacity as depositary of and for the account of PGGM Infrastructure Fund 2012. PGGM is not a partnership (personenvennootschap) nor a legal entity (rechtspersoon) under Dutch law. Therefore, any claims against the PGGM and/or the Depositary are against the Depositary as such, and not against the participants in PGGM who, accordingly, are not liable for these claims. Recourse for such claims shall be limited to the assets held by the Depositary on behalf of PGGM. This limitation of PGGM’s liability applies despite any other provision of this Agreement and extends to all liabilities and obligations of PGGM in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement. No Party may sue PGGM in any capacity other than as the Depositary.

10.18. Buyer Guarantor.

(a) Buyer Guarantor hereby unconditionally and irrevocably guarantees to the Sellers and Management Holders, (i) Buyer’s obligation to pay the Base Purchase Price and the Final Purchase Price, and (ii) the payment of Buyer’s indemnification obligations (A) contained in Section 9.3 (Indemnification of the Sellers) (which obligations under Section 9.3 are subject to the limitations set forth in Section 9.1 (Survival of Representations, Warranties, Covenants and Agreements) and 9.4 (Limitations; Calculation of Losses)) (the “Buyer Guaranty”). Buyer Guarantor shall not have any obligation or liability to any Person relating to, arising out of, or in connection with, the Buyer Guaranty or this Agreement other than as expressly set forth in this Section 10.18. Buyer Guarantor hereby waives promptness, diligence, demand, protest and notice as to the obligations guaranteed hereby and acceptance of this Buyer Guaranty, the right to require Sellers to exhaust remedies against any other Person and waives any other circumstance which might otherwise constitute a defense available to, or a discharge of, Buyer Guarantor as a guarantor. Buyer Guarantor hereby waives all claims of waiver, release, surrender, abstraction or compromise, counterclaims, cross-claims, recoupments or other defenses that it may have against the Sellers. Buyer Guarantor agrees to pay the costs and expenses in connection with the enforcement of this Buyer Guaranty.

(b) The obligations of Buyer Guarantor hereunder are unconditional and irrevocable and will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement; (ii) any furnishing or acceptance of security or any exchange or release of any security; (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to Buyer or any change in the structure of Buyer; (iv) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to Buyer; or (v) any other occurrence whatsoever, except performance in full of all obligations of Buyer or Buyer Guarantor in accordance with the terms and conditions of this Agreement.

(c) The Buyer Guaranty shall: (i) be binding upon Buyer Guarantor, its successors and assigns; (ii) inure to the benefit of, and be enforceable by, the Sellers, the Management Holders and their respective successors and assigns; and (iii) remain in full force and effect until the earlier of (A) the payment in full of all obligations of Buyer under Section 9.3, and (B) the performance in full of all obligations of Buyer Guarantor in accordance with this Section 10.18.

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IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

AMERICAN TOWER INVESTMENTS LLC

By:	/s/ JAMES D. TAICLET
Name:	James D. Taiclet
Title:	President and Chief Executive Officer

[Signature Page to the Securities Purchase and Merger Agreement]

BUYER GUARANTOR:

AMERICAN TOWERS LLC, solely in its capacity as Buyer Guarantor

By:	/s/ MICHAEL JOHN MCCORMACK
Name: Michael John McCormack
Title: Senior Vice President – Legal

[Signature Page to the Securities Purchase and Merger Agreement]

SELLERS:

LMIF PYLON GUERNSEY LTD

By:	/s/ THOMAS YANAGI
	Name:	Thomas Yanagi
	Title:	Authorized Signatory

By:	/s/ MICHAEL KERNAN
	Name:	Michael Kernan
	Title:	Authorized Signatory

MACQUARIE SPECIALISED ASSET MANAGEMENT LIMITED, SOLELY IN ITS CAPACITY AS RESPONSIBLE ENTITY OF MACQUARIE GLOBAL INFRASTRUCTURE FUND III A

By:	/s/ THOMAS YANAGI
	Name:	Thomas Yanagi
	Title:	Authorized Signatory

By:	/s/ MICHAEL KERNAN
	Name:	Michael Kernan
	Title:	Authorized Signatory

MACQUARIE SPECIALISED ASSET MANAGEMENT 2 LIMITED, SOLELY IN ITS CAPACITY AS RESPONSIBLE ENTITY OF MACQUARIE GLOBAL INFRASTRUCTURE FUND III B

By:	/s/ THOMAS YANAGI
	Name:	Thomas Yanagi
	Title:	Authorized Signatory

By:	/s/ MICHAEL KERNAN
	Name:	Michael Kernan
	Title:	Authorized Signatory

[Signature Page to the Securities Purchase and Merger Agreement]

MACQUARIE INFRASTRUCTURE PARTNERS II U.S., L.P., by its general partner, MACQUARIE INFRASTRUCTURE PARTNERS II GP LLC, by its manager and attorney-in-fact MACQUARIE INFRASTRUCTURE PARTNERS INC.

By:	/s/ CHRISTOPHER LESLIE
	Name:	Christopher Leslie
	Title:	President

By:	/s/ MICHAEL KERNAN
	Name:	Michael Kernan
	Title:	Assistant Secretary

MACQUARIE INFRASTRUCTURE PARTNERS II INTERNATIONAL, L.P., by its general partner, MACQUARIE INFRASTRUCTURE PARTNERS II GP LLC, by its manager and attorney-in-fact MACQUARIE INFRASTRUCTURE PARTNERS INC.

By:	/s/ CHRISTOPHER LESLIE
	Name:	Christopher Leslie
	Title:	President

By:	/s/ MICHAEL KERNAN
	Name:	Michael Kernan
	Title:	Assistant Secretary

MACQUARIE INFRASTRUCTURE PARTNERS CANADA, L.P., by its general partner, MACQUARIE INFRASTRUCTURE PARTNERS CANADA GP LTD, by its manager and attorney-in-fact MACQUARIE INFRASTRUCTURE PARTNERS INC.

By:	/s/ CHRISTOPHER LESLIE
	Name:	Christopher Leslie
	Title:	President

By:	/s/ MICHAEL KERNAN
	Name:	Michael Kernan
	Title:	Assistant Secretary

[Signature Page to the Securities Purchase and Merger Agreement]

MACQUARIE INFRASTRUCTURE PARTNERS A, L.P., by its general partner, MACQUARIE INFRASTRUCTURE PARTNERS U.S. GP LLC, by its manager and attorney-in-fact MACQUARIE INFRASTRUCTURE PARTNERS INC.

By:	/s/ CHRISTOPHER LESLIE
	Name:	Christopher Leslie
	Title:	President

By:	/s/ MICHAEL KERNAN
	Name:	Michael Kernan
	Title:	Assistant Secretary

MACQUARIE INFRASTRUCTURE PARTNERS INTERNATIONAL, L.P., by its general partner, MACQUARIE INFRASTRUCTURE PARTNERS U.S. GP LLC, by its manager and attorney-in-fact MACQUARIE INFRASTRUCTURE PARTNERS INC.

By:	/s/ CHRISTOPHER LESLIE
	Name:	Christopher Leslie
	Title:	President

By:	/s/ MICHAEL KERNAN
	Name:	Michael Kernan
	Title:	Assistant Secretary

MACQUARIE GTP INVESTMENTS LLC

By:	/s/ CHRISTOPHER LESLIE
	Name:	Christopher Leslie
	Title:	President

By:	/s/ THOMAS YANAGI
	Name:	Thomas Yanagi
	Title:	Vice President

[Signature Page to the Securities Purchase and Merger Agreement]

STICHTING DEPOSITARY PGGM INFRASTRUCTURE FUNDS

acting in its own name but in its capacity as depositary of and for the account of the

PGGM Infrastructure Fund 2012, in this represented by PGGM Vermogensbeheer B.V., as its attorney-in-fact

By:	/s/ R.E. HARTOG
	Name:	R.E. Hartog
	Title:	Proxy Holder

By:	/s/ M. VERWOEST
	Name:	M. Verwoest
	Title:	Proxy Holder

COMPANY:

GTP INVESTMENTS LLC

By:	/s/ MARC C. GANZI
	Name:	Marc C. Ganzi
	Title:	Chief Executive Officer

By:	/s/ ALEX GELLMAN
	Name:	Alex Gellman
	Title:	Chief Operating Officer

SELLERS’ REPRESENTATIVE:

MACQUARIE INFRASTRUCTURE PARTNERS INC.

By:	/s/ CHRISTOPHER LESLIE
	Name:	Christopher Leslie
	Title:	President

By:	/s/ MICHAEL KERNAN
	Name:	Michael Kernan
	Title:	Assistant Secretary

[Signature Page to the Securities Purchase and Merger Agreement]

MANAGEMENT HOLDERS
(solely with respect to Sections 2.2(b)(ii), 2.4-2.8 and 6.3 and Articles 9 and 10):

/s/ MARC C. GANZI
Marc C. Ganzi

/s/ ALEX GELLMAN
Alex Gellman

/s/ RON RUBIN
Ron Rubin

/s/ SHAWN RUBEN
Shawn Ruben

/s/ LIAM STEWART
Liam Stewart

/s/ DAGAN KASAVANA
Dagan Kasavana

/s/ MICHAEL BELSKI
Michael Belski

[Signature Page to the Securities Purchase and Merger Agreement]

/s/ BERNARD BORGHEI
Bernard Borghei

/s/ MARK SERWINOWSKI
Mark Serwinowski

/s/ TIMOTHY CULVER
Timothy Culver

/s/ LISA ALIPERTA
Lisa Aliperta

/s/ JOSE SOLA
Jose Sola

/s/ JAMES RECH
James Rech

[Signature Page to the Securities Purchase and Merger Agreement]

APPENDIX A

DEFINITIONS

“Acquisition Agreements” shall have the meaning given to it in Section 4.19.

“Act” shall have the meaning given to it in the Recitals to this Agreement.

“Affected Employees” shall mean the employees of the Company and its Subsidiaries who continue employment with Buyer or any Subsidiary of Buyer after the Closing Date.

“Affiliate” or “Affiliated” shall mean, except as provided below, with respect to any Person an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act; provided, however that (i) with respect to the Sellers other than the PGGM Sellers, “Affiliate” shall mean the Macquarie Infrastructure and Real Assets operating division of Macquarie Group Limited and any investment funds, separate managed accounts or similar investment vehicles controlled or managed by such Macquarie Infrastructure and Real Assets operating division, together with any Person controlled by any such Investment Fund; and (ii) with respect to the PGGM Sellers, “Affiliate” shall mean any Person managed, advised or controlled by PGGM Vermogensbeheer B.V. or its Affiliates, any participant in the PGGM Purchaser as of the date of this Agreement or its Affiliates and any other entity that becomes a participant in the PGGM Sellers after the date of this Agreement or its Affiliates.

“Agreement” shall mean this Securities Purchase and Merger Agreement, including, unless the context otherwise specifically requires, this Appendix A, the Disclosure Schedule, and all appendices and exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

“Assets” shall mean all assets used, owned or operated by the Company or one of its Subsidiaries, including all assets located on their premises or shown on the balance sheet of the Interim Financial Statements or acquired since December 31, 2012 (excluding cash), and all the Company’s Intellectual Property.

“Audited Financial Statements” shall have the meaning given to it in Section 4.7(a).

“Authority” shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign, including the FCC and the FAA.

“Base Merger Consideration” means the sum of the Series A Merger Consideration, the Series B Merger Consideration and the Series C Merger Consideration, in each case calculated based on the Base Purchase Price.

“Base Purchase Price” means $4,800,000,000, minus (i) the amount of Estimated Closing Indebtedness, minus (ii), without duplication of any amounts in subpart (i), the Debt Payoff Amount, minus (iii) the Seller Transaction Expenses, (iv) if the Estimated Closing TCF Amount is less than the Reference TCF Amount, minus the Estimated Closing TCF Adjustment (if any), (v) if the Estimated Closing Working Capital exceeds (i.e., is less negative than) the Reference Working Capital, plus the Estimated Working Capital Adjustment, or if the Estimated Closing Working Capital is less than (i.e., is more negative than) the Reference Working Capital, minus the Estimated Working Capital Adjustment, plus (vi) the amount of Estimated Cash, minus (vii) the Prepaid Revenue Deduction; provided, that in calculating such amounts any changes in such amounts resulting from the proceeds of the Mexico Disposition or the application of such proceeds shall be disregarded.

“Base Securities Purchase Price” means the Base Purchase Price minus the Base Merger Consideration.

“Business Day” shall mean a day of the year on which banks are not required or authorized by Law to close in New York, New York.

“Buyer” shall have the meaning given to it in the Recitals to this Agreement.

“Buyer Guarantor” shall mean American Towers LLC.

“Buyer Indemnified Parties” shall have the meaning given to it in Section 9.2.

“Cash” shall mean all cash (including restricted cash, but excluding cash held by the Company or its Subsidiaries from tenant prepayments), cash equivalents, bank deposits, checks received but not yet cleared and marketable securities of or held by the Company or any of its Subsidiaries.

“Certificate of Merger” shall have the meaning given to it in Section 2.4(c).

“Closing” shall have the meaning given to it in Section 2.3.

“Closing Cash” shall mean the amount of Cash of the Company and its Subsidiaries as of the close of business (disregarding any transactions initiated by Buyer) on the Closing Date.

“Closing Date” shall have the meaning given to it in Section 2.3.

“Closing Indebtedness” shall mean all Indebtedness of the Company and its Subsidiaries as of the close of business (disregarding any transactions initiated by Buyer) on the Closing Date, including all accrued interest payable as at such time, but excluding any premiums or other breakage costs payable upon prepayment, redemption of or tender for any such Indebtedness (and for the avoidance of doubt, Closing Indebtedness shall not include any Indebtedness included in the Working Capital).

“Closing Statement” shall have the meaning given to it in Section 2.7(b).

“Closing Statement TCF Amount” shall mean the Tower Cash Flow calculation as set forth on the Closing Statement.

“Closing TCF Adjustment Threshold” means a sum which is less than $250 million.

“Closing Working Capital” means the Working Capital of the Company and its Subsidiaries as of the close of business (disregarding any transactions initiated by Buyer) on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

“Company” shall have the meaning given to it in the Recitals to this Agreement.

“Company’s Intellectual Property” means the Intellectual Property of the Company and its Subsidiaries.

“Company Interests” shall mean the limited liability company interests in the Company.

“Company Plans” shall have the meaning given to it in Section 4.11(a).

“Confidential Information” means any and all information related to the business or businesses of the Company and its Subsidiaries obtained from Sellers, the Company, any of the Company’s Subsidiaries or any of their Representatives or Affiliates, other than information which (i) has been or is obtained from a source independent of Sellers, the Company or the Company’s Subsidiaries that, to the Knowledge of Buyer after due inquiry, is not subject to any confidentiality restriction, or (ii) is or becomes generally available to the public other than as a result of the unauthorized disclosure by Buyer or its Representatives.

“Confidentiality Agreement” shall have the meaning given to it in Section 6.1.

“Contract” or “Contractual Obligation” shall mean any written or oral agreement, arrangement, commitment, contract, covenant, instrument, lease, or license.

“Controlled Group” shall have the meaning given to it in Section 4.11(c).

“DAS Network Infrastructure Assets” means any distributed antenna systems, Tower Structures or backhaul network sites, including any master radio frequency transport agreement, master capital lease agreement, indefeasible use right agreement, right-of-way use agreement, pole attachment agreement, fiber agreement and all other contracts relating to co-location for each distributed antenna system network.

“Debt Payoff Amount” shall mean, as of the Closing Date, any obligations owed by the Company for borrowed money under the TD Facility.

“Deficiency Amount” shall have the meaning given to it in Section 2.7(e).

“Depositary” shall have the meaning given to it in the Recitals to this Agreement.

“Disclosure Schedule” shall mean the Disclosure Schedule dated as of the date hereof and heretofore delivered by the Company to Buyer, as such may be amended, supplemented or otherwise modified in accordance with the terms hereof.

“DOJ” means the United States Department of Justice.

“Easements” means all easements, rights of way, licenses or other agreements for guy wires and/or anchors or providing access or utilities to any of the Owned Sites or Leased Property.

“Effective Time” shall have the meaning given to it in Section 2.4(c).

“Employee Plans” shall have the meaning given to it in Section 4.11(a).

“Employee Release” shall have the meaning given to it in Section 6.7(c).

“Employment Agreement Expense” shall have the meaning given to it in Section 6.7(c).

“Employment Agreements” shall have the meaning given to it in Section 6.7(c).

“Entity” shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, or any Authority.

“Environmental Law” shall mean any applicable Law imposing liability or standards of conduct concerning pollution or the release of Hazardous Materials. Environmental Laws shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and any analogous state Laws.

“Equipment” shall mean all physical assets (other than real property and interests in real property) located on or in, or attached to Tower Sites or Tower Structures that are owned by the Company or its Subsidiaries (and not owned by any tenant, lessee or licensee of the Company or its Subsidiaries). With respect to any item of or interest in real property included in the property of any Tower Site leased, licensed or granted to the Company or its Subsidiaries, any fixture owned by the Company or its Subsidiaries (other than Tower Structures) attached to that real property (and not owned by any tenant, lessee or licensee of the Company or its Subsidiaries) is “Equipment” related thereto.

“ERISA” shall have the meaning given to it in Section 4.11(a).

“ERISA Affiliate Plans” shall have the meaning given to it in Section 4.11(a).

“Escrow Agent” means such agent as agreed between Buyer and Sellers’ Representative, and any successor thereto in accordance with the Escrow Agreement.

“Escrow Account” means an account established and maintained by the Escrow Agent to hold the Escrow Amount in accordance with the Escrow Agreement.

“Escrow Amount” shall have the meaning given to it in Section 2.10.

“Escrow Agreement” means the escrow agreement to be entered into at the Closing, by and among the Sellers’ Representative, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit F.

“Estimated Cash” shall have the meaning given to it in Section 2.7(a).

“Estimated Closing Indebtedness” shall have the meaning given to it in Section 2.7(a).

“Estimated Closing Working Capital” shall have the meaning given to it in Section 2.7(a).

“Estimated Closing TCF Adjustment” shall mean (i) zero, if the Estimated Closing TCF Amount equals or exceeds the Closing TCF Adjustment Threshold, or (ii) an amount equal to the product of (x) the Valuation Multiple multiplied by (y) the amount by which the Estimated Closing TCF Amount is less than the Estimated Threshold TCF Amount, whichever is applicable.

“Estimated Closing TCF Amount” shall have the meaning given to it in Section 2.7(a).

“Estimated Working Capital Adjustment” means (i) the amount by which Estimated Closing Working Capital exceeds (i.e., is less negative than) the Reference Working Capital, or (ii) the amount by which Estimated Closing Working Capital is less than (i.e., is more negative than) the Reference Working Capital.

“Excess Amount” shall have the meaning given to it in Section 2.7(d).

“FAA” shall mean the Federal Aviation Administration and shall include any successor Authority.

“FCC” shall mean the Federal Communications Commission and shall include any successor Authority.

“Final Cash” shall have the meaning given to it in Section 2.7(b).

“Final Closing Indebtedness” shall have the meaning given to it in Section 2.7(b).

“Final Merger Consideration” means the sum of the Series A Merger Consideration, the Series B Merger Consideration and the Series C Merger Consideration, in each case calculated based on the Final Purchase Price.

“Final Purchase Price” shall mean the Base Purchase Price as adjusted pursuant to Section 2.7(c).

“Final Purchase Price Statement” shall have the meaning given to it in Section 2.7(c).

“Final Securities Purchase Price” means the Final Purchase Price minus the Final Merger Consideration.

“Final TCF Adjustment” shall mean (i) zero, if the Final TCF Amount equals or exceeds (i.e., is less negative than) the Reference TCF Amount, or (ii) an amount equal to the product of (x) the Valuation Multiple multiplied by (y) the amount by which the Final TCF Amount is less than (i.e., is more negative than) the Reference TCF Amount, whichever is applicable.

“Final TCF Amount” shall have the meaning given to it in Section 2.7(b).

“Final Working Capital” shall have the meaning given to it in Section 2.7(b).

“Final Working Capital Adjustment” means (i) the amount by which Final Working Capital exceeds (i.e., is less negative than) the Reference Working Capital, or (ii) the amount by which Final Working Capital is less than (i.e., is more negative than) the Reference Working Capital.

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“Foreign Plans” shall have the meaning set forth in Section 4.11(h).

“Fourth Amended and Restated Operating Agreement” shall have the meaning given to it in Section 2.4(d).

“FTC” shall mean the United States Federal Trade Commission.

“Fundamental Representations and Warranties” shall mean the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.8(a)-(g), 4.1, 4.2 and 4.21.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied.

“GIF IIIA” shall have the meaning given to it in the Recitals to this Agreement.

“GIF IIIB” shall have the meaning given to it in the Recitals to this Agreement.

“Governmental Authorizations” shall mean all approvals, concessions, consents, orders, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities held by the Company or one of its Subsidiaries under applicable Law.

“Hazardous Materials” shall mean any material that is defined as a “hazardous waste,” “hazardous substance,” “pollutant,” “contaminant,” “oil,” “petroleum,” or any term of similar regulatory import under any Environmental Law including polychlorinated biphenyls, friable asbestos or urea formaldehyde foam insulation.

“Holding Companies” shall have the meaning given to it in the Recitals to this Agreement.

“Holding Company Interests” shall have the meaning given to it in the Recitals to this Agreement.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” shall mean all Equipment owned, leased or used by the Company, Tower Structures owned, leased or used by the Company, poles, buildings, foundations, equipment pads, equipment shelters, storage facilities, cabinets, anchors, guy wires, fences and other improvements (and other related and associated property interests) owned, leased or used by the Company which are located on or appurtenant to any Owned Site or Leased Property, in each case, that are not owned by any tenant under a Tower Lease or any other Person having a possessory interest in the Tower Site (including any Site Lease lessor or grantor) and are not installed on any communications tower that is not owned by the Company.

“Included Expenses” shall have the meaning set forth on Section 1.1(c) of the Disclosure Schedule.

“Included Lease” shall have the meaning set forth on Section 1.1(c) of the Disclosure Schedule.

“Included Revenue” shall have the meaning set forth on Section 1.1(c) of the Disclosure Schedule.

“Indebtedness” shall mean, without duplication (i) all obligations for borrowed money or for the deferred purchase price of property or services (other than trade payables on ordinary trade terms incurred in the Ordinary Course of Business or contingent purchase consideration not yet payable as part of an earnout agreement), (ii) all obligations evidenced by a note, bond, debenture or similar instrument, (iii) all obligations with respect to all letters of credit, (iv) all obligations under any interest rate and currency protection agreement (including any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements and (v) all guarantees issued in respect of obligations described in clauses (i)-(iv) above of any other Person.

“Indemnified Party” shall mean any Person claiming indemnification under any provision of Article 9.

“Indemnifying Party” shall mean any Person against whom a claim for indemnification is being asserted under any provision of Article 9.

“Indemnity Cap” shall have the meaning given to it in Section 9.4.

“Independent Accountant” shall have the meaning given to it in Section 2.7(b).

“Independent Accountant Dispute Notice” shall have the meaning given to it in Section 2.7(b).

“Intellectual Property” shall mean all U.S. and foreign intellectual property, including (i) (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology and know-how; (b) copyrights and works of authorship in any media, including computer programs, software, hardware, databases, documentation and related works; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; (d) trade secrets, confidential, proprietary or non-public information, documents, analyses, research and lists (including current and potential customer lists); and (ii) all registrations and applications to register relating thereto.

“Interim Financial Statements” shall have the meaning given to it in Section 4.7(a).

“Investor Debt Administrative Agent” shall mean Macquarie Infrastructure Partners Inc.

“Judgments” shall mean any judgment, order, writ, injunction, decree or award of any Authority.

“Knowledge” shall mean (a) in respect of MIP I International, MIP II, MIP II International, MIP I Canada and MIP I, the actual knowledge of Chris Leslie and Thomas Yanagi, (b) in respect of LMIF Pylon, GIF IIIA and GIF IIIB, the actual knowledge of David Luboff, (c) in respect of the Company, the actual knowledge of Marc C. Ganzi, Alexander Gellman, Ronald Rubin, Liam Stewart and Shawn Ruben, (d) in respect of PGGM, the actual knowledge of Martijn Verwoest, Henry Chung and Henk Huizing, and (e) in respect of Buyer, the actual knowledge of Steve Vondran, Jacky Wu, Rod Smith, Steve Marshall, Tom Bartlett, Ed Disanto, Michael McCormack, Chad Linder, Stephen Greene, Janae Walker-Bronson and Jason Hirsch.

“Law” shall mean any (a) action, code, consent decree, constitution, directive, enactment, finding, law (including common law), injunction, interpretation, Judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, rule of common law, settlement agreement, statute, writ or any other legally enforceable requirement of any Authority, federal, state, county municipal, domestic or foreign; or (b) arbitrator’s, mediator’s or referee’s award, decision, finding or recommendation.

“Leased Property” shall have the meaning given to in Section 4.10(b).

“Legal Action” shall mean, with respect to any Person, any and all actions, claims, litigation, investigations, reviews, arbitrations, counterclaims, suits and proceedings by or before any Authority.

“Lien” shall mean any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; the filing of any financing statement under the Uniform Commercial Code or comparable Law; restriction on sale, transfer, assignment, disposition or other alienation; or any acquisition option.

“Liquidating Distribution” shall mean a liquidating distribution of the Company in accordance with Section 7.3(a) of the Third Amended and Restated Operating Agreement (disregarding the provisions of clause (i) thereof for purposes of this definition).

“LMIF Pylon” shall have the meaning given to in the Recitals to this Agreement.

“Losses” shall mean, with respect to any Indemnified Party, all losses, damages, claims, costs and expenses, interest, awards, Taxes, demands, assessments, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by such Person.

“Macquarie GTPI” shall have the meaning given to it in the Recitals to this Agreement.

“Macquarie GTPI Interests” shall have the meaning given to it in the Recitals to this Agreement.

“Managed Sites” means (i) any towers or other structures (rooftops, billboards, buildings, water towers, smokestacks, etc.) leased or subleased by the Company or any of its Subsidiaries from the owner or operator thereof and leased or subleased to tenants all of which are set forth on Section A of the Disclosure Schedule, (ii) towers or other structures for which the Company or any Company Subsidiary provides management and leasing services to the owners subject to a Management Agreement and (iii) mobile site ground leasing, where third party tower companies or carriers lease ground space.

“Management Agreements” means those certain easements, leases, subleases or management agreements or other Contracts pursuant to which the Company or any of its Subsidiaries either (i) leases or controls by easement or other similar interest a Managed Site for sublease to a tenant(s), or (ii) provides, among other things, management and leasing services to the owners thereof.

“Management Holders” shall have the meaning given to it in the Recitals to this Agreement.

“Master Real Estate Schedule” shall have the meaning given to it in Section 4.10(a).

“Material Adverse Effect” means any event, circumstance, condition or change, which results in, or which may reasonably be expected to result in a material adverse effect on (x) the business operations, results of operations, or financial condition of the Holding Companies, the Company and its Subsidiaries, taken as a whole, or (y) the ability of Sellers to consummate the Securities Purchase, or the ability of Macquarie GTPI or the Company to consummate the Merger, provided none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse event, circumstance, condition or change arising from or relating to (i) general business or economic conditions, including general business or economic conditions related to the industry in which the Holding Companies, the Company and its Subsidiaries operate, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world, (iii) financial, banking, or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles after the date of this Agreement, (v) changes in Law after the date of this Agreement, (vi) the execution or announcement of this Agreement or the taking of any action required by this Agreement or consented to by Buyer, or (vii) any failure by a Holding Company or the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided, however, in the case of clauses (i), (ii) and (vi) above, that such events, circumstances, conditions or changes do not, individually or in the aggregate, have a disproportionate adverse impact on the Holding Companies, the Company or its Subsidiaries relative to other Persons in the industries or markets in which the Holding Companies, the Company and its Subsidiaries operate; and (b) any adverse change in or effect on the business of the Holding Companies, the Company and its Subsidiaries that is cured before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Article 8 hereof.

“Material Contract” shall have the meaning given to it in Section 4.9.

“Merger” shall have the meaning given to it in the Recitals to this Agreement.

“Mexico Disposition” shall have the meaning given to it in Section 6.4(d).

“MIP I” shall have the meaning given to it in the Recitals to this Agreement.

“MIP I Canada” shall have the meaning given to it in the Recitals to this Agreement.

“MIP I International” shall have the meaning given to it in the Recitals to this Agreement.

“MIP II” shall have the meaning given to it in the Recitals to this Agreement.

“MIP II International” shall have the meaning given to it in the Recitals to this Agreement.

“MIPC” shall have the meaning given to it in the Recitals to this Agreement.

“MIPC Base Securities Purchase Price” means the Base Securities Purchase Price, multiplied by the MIPC Sharing Percentage.

“MIPC Interests” shall have the meaning given to it in the Recitals to this Agreement.

“MIPC Sellers” shall have the meaning given to it in the Recitals to this Agreement.

“MIPC Sharing Percentage” means 5.23%, as adjusted at Closing to reflect any changes made to Appendix B in accordance with Section 2.1(b).3

“MIP Inc.” shall have the meaning given to it in the Recitals to this Agreement.

“MIPT” shall have the meaning given to it in the Recitals to this Agreement.

“MIPT Interests” shall have the meaning given to it in the Recitals to this Agreement.

“MIPT Preferred Unit” shall mean the preferred units of limited liability company interests in MIPT granted pursuant to the limited liability company operating agreement of MIPT (with aggregate face value of $125,000).

“MSAM” shall have the meaning given to it in Section 10.16.

“MSAM Entities” shall have the meaning given to it in Section 10.16.

“MSAM2” shall have the meaning given to it in Section 10.16.

“Notice of Purchase Price Adjustment Disagreement” shall have the meaning given to it in Section 2.7(b).

“Ordinary Course of Business” means the usual and ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice.

“Organizational Documents” means the certificates of limited partnership, certificates of formation, articles of organization, operating agreements, limited partnership agreements and limited liability company agreements and all other similar governing documents of a Person.

“Owned Sites” means the Tower Sites for which a fee simple ownership is held by Company or one of its Subsidiaries.

“Party or Parties” shall have the meaning given to it in the Recitals to this Agreement.

“Paying Agent” shall mean a paying agent selected by the Sellers’ Representative in its sole discretion.

“Per Unit Series A Merger Consideration” means the Series A Merger Consideration divided by the number of Series A Units issued and outstanding immediately prior to the Effective Time (less the number of any Series A Units to be cancelled pursuant to Section 2.5(a)(i)).

“Per Unit Series B Merger Consideration” means the Series B Merger Consideration divided by the number of Series B Units issued and outstanding immediately prior to the Effective Time (less the number of any Series B Units to be cancelled pursuant to Section 2.5(a)(i)).

[3]	MIPC’s ownership percentage in MIPT.

“Per Unit Series C Merger Consideration” means the Series C Merger Consideration divided by the number of Series C Units issued and outstanding immediately prior to the Effective Time (less the number of any Series C Units to be cancelled pursuant to Section 2.5(a)(i)).

“Permitted Liens” shall mean (a) Liens for current taxes, assessments, judgments, governmental charges, levies or claims not yet due and payable or that are otherwise being disputed by Company or one of its Subsidiaries in good faith by appropriate proceedings, (b) worker’s, carrier’s, warehousemen’s, mechanic’s, repairmen’s and materialman’s liens or other like Liens for construction in progress not overdue for a period of more than sixty days and which is incurred in the Ordinary Course of Business and which in the aggregate do not materially detract from the value or use of the Assets, (c) with respect to Tower Sites other than Owned Sites, any Liens or other matters caused by or placed upon such real property by the owners or other lessees thereof, (d) easements, rights of way, licenses, restrictions, encumbrances, encroachments or similar grants of rights to a third party for access to or access across, over or beneath any real property or granted to any utility company or similar entity in connection with electricity, water, sewage, telephone, gas or similar services, (e) all easements, rights of way, restrictions, encroachments, licenses, encumbrances and other matters, in addition to any so-called “standard title exceptions” which may appear in any title commitment or policy that do not materially interfere with conduct of the business of the Company or its Subsidiaries taken as a whole in the Ordinary Course of Business or that are insured over by a title policy, (f) any interest or title of a lessor, or sublessor or sublessee under any lease of real estate, (g) Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement or Liens created in the Ordinary Course of Business on cash to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders, (h) any zoning, subdivision, building laws or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any Tower Site or Asset, (i) any interest of any mortgagee or any landlord or of other third parties with respect to a landlord’s interest with respect to real property leased by the Company or any of its Subsidiaries, (j) with respect to Site Lease, any matter or instrument unknown to Sellers that would be discovered in a title search and any unrecorded assignments of leasehold interests, but excluding any material title defects which cause the subject lease to not be operable that result from any such unrecorded assignments and would materially interfere with the Ordinary Course of Business or cause a Material Adverse Effect, (k) Liens arising in connection with any remedial work with respect to which a cash reserve in an amount equal to the remediation costs has been provided or funded, (l) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (m) licenses, sublicenses, leases or subleases granted by the Company or any of its Subsidiaries that do not materially interfere with conduct of the business of the Company or its Subsidiaries taken as a whole in the Ordinary Course of Business, (n) Liens granted in connection with the Amended and Restated Loan Agreement, dated as of April 24, 2013, by and among Global Tower Holdings, LLC, as borrower, Global Tower Management, LLC, as parent, various noteholders party thereto, Toronto Dominion (Texas) LLC, as administrative agent, TD Securities (USA) LLC as lead arranger and bookrunner and RBC Capital Markets as joint lead arranger, joint bookrunner and syndication agent, (o) Liens granted in connection with the Third Amended and Restated Indenture, dated as of February 17, 2010 and the indenture supplement dated as of February 17, 2010, by and among GTP Towers Issuer, LLC, as issuer, GTP Towers I, LLC, GTP Towers II, LLC, GTP Towers III, LLC, GTP Towers IV, LLC, GTP Towers V, LLC, GTP Towers VII, LLC, GTP Towers IX, LLC, West Coast PCS Structures, LLC and PCS Structures Towers, LLC, as asset entities and The Bank of New York Mellon, as indenture trustee, (p) Liens granted in connection with the Second Amended and Restated Indenture, dated as of July 7, 2011, the indenture supplement dated as of March 11, 2011, the indenture supplement dated as of July 7, 2011 and the indenture supplement dated as of April 24, 2013, by and among GTP Acquisition Partners I, LLC, as issuer, ACC Tower Sub, LLC, DCS Tower Sub, LLC, GTP South Acquisitions II, LLC, GTP Acquisition Partners II, LLC, GTP Acquisition Partners III, LLC, GTP Infrastructure I, LLC, GTP Infrastructure II, LLC, GTP Infrastructure III, LLC and GTP Towers VIII, LLC, as asset entities and The Bank of New York Mellon, as indenture trustee, (q) Liens granted in connection with the Amended and Restated Indenture, dated as of February 28, 2012, and the indenture supplement dated as of February 28, 2012, by and among GTP Cellular Sites, LLC, as issuer, Cell Tower Lease Acquisition LLC, GLP Cell Site I, LLC, GLP Cell Site II, LLC, GLP Cell Site III, LLC, GLP Cell Site IV, LLC, GLP Cell Site A, LLC and Cell Site Newco II, LLC, as asset entities and Deutsche Bank Trust Company Americas, as indenture trustee, (r) Liens granted in connection with that certain $60,000,000 term loan agreement dated February 13, 2012 between GTP Torres CR SRL, as borrower, certain lenders party thereto, Citigroup Global Markets Inc. as sole lead arranger and bookrunner, and Citibank N.A., as administrative agent, or (s) Liens granted in connection with any other existing financing arrangements of the Company or its Subsidiaries set forth on the Disclosure Schedule; provided that, any of the foregoing items (n) through (s) shall not be Permitted Liens as of Closing where the applicable Indebtedness is to be paid as of Closing.

“Person” shall mean any natural individual or any Entity.

“PGGM” shall have the meaning given in the Recitals to this Agreement.

“PGGM Blocker” shall have the meaning given in the Recitals to this Agreement.

“PGGM Blocker Base Securities Purchase Price” means the Base Securities Purchase Price, multiplied by the PGGM Blocker Sharing Percentage.

“PGGM Blocker Interests” shall have the meaning given in the Recitals to this Agreement.

“PGGM Blocker Sharing Percentage” means 6.03%, as adjusted at Closing to reflect any changes made to Appendix B in accordance with Section 2.1(b).4

“Pre-Closing Tax Periods” shall have the meaning set forth in Section 6.8(b).

“Pre-Closing Taxes” means (i) all Taxes attributable to or payable with respect to a Pre-Closing Tax Period (other than any Taxes attributable to or payable with respect to any action that occurs on the Closing Date but after the Closing that is not in the ordinary course of business and is not expressly contemplated by this Agreement) and (ii) in the case of any Straddle Period,

[4]	PGGM Blocker’s ownership percentage in MIPT.

(a) the amount of any income or other Taxes measured on the basis of actual economic activity (such as sales Taxes) that are attributable or payable with respect to the portion of such period ending on the Closing Date (other than any Taxes attributable to or payable with respect to any action that occurs on the Closing Date but after the Closing that is not in the ordinary course of business and is not expressly contemplated by this Agreement), determined on a closing of the books on the Closing Date, and for such purpose, the taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time, and (b) the amount of any other Taxes (if not described in the preceding clause (a), such as ad valorem Taxes) that are attributable or payable with respect to the portion of such period ending on the Closing Date, determined on a pro rata basis with reference to the number of days in such period prior to and including the Closing Date relative to the number of days remaining in such period after the Closing Date.

“Prepaid Revenue Deduction” shall mean the advance rents from tenants calculated as the sum of accounts 2600, 2603, 2604 and 2605 identified in detail on the final page of Exhibit D as of the close of business on the Closing Date.

“Prior Plans” shall have the meaning given to it in Section 6.7(a).

“Purchase Price Adjustment Review Period” shall have the meaning given to it in Section 2.7(b).

“Reference TCF Amount” means Tower Cash Flow $250 million.

“Reference Working Capital” means negative sixty-five million dollars (($65 million)).

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“REIT Entities” shall mean MIPT and TPP.

“Section 280G” shall have the meaning given to it in Section 6.7(d).

“Section 280G Payments” shall have the meaning given to it in Section 6.7(d).

“Securities Purchase” shall have the meaning given to it in the Recitals to this Agreement.

“Seller/Management Indemnified Parties” shall have the meaning given to it in Section 9.3.

“Seller Transaction Expenses” shall mean, only to the extent unpaid (as of the Closing) and payable by the Company, (i) the fees and expenses of attorneys, accountants, investment bankers and other advisors of the Company and its Affiliates relating to the transactions contemplated hereunder as communicated in writing by the Sellers’ Representative to Buyer at least five Business Days prior to Closing and (ii) the Employment Agreement Expense.

“Sellers” shall have the meaning given to it in the Recitals to this Agreement.

“Sellers’ Initial TCF Report” shall have the meaning given to it in Section 2.7(a).

“Sellers’ Representative” shall have the meaning given to it in Section 10.14.

“Series A Merger Consideration” means the portion of the Base Purchase Price (in the case of the Base Merger Consideration) or the Final Purchase Price (in the case of the Final Purchase Price) that would be payable to the holders of Series A Units issued and outstanding immediately prior to the Effective Time (other than any Company Interests to be cancelled pursuant to Section 2.5(a)(i)), if the Company were to distribute the Base Purchase Price or the Final Purchase Price (as the case may be) to the holders of the Company Interests as a Liquidating Distribution.

“Series A Unit” shall mean each Series A Unit of limited liability company interest in the Company granted pursuant to the Third Amended and Restated Operating Agreement.

“Series B Deficiency Amount” shall have the meaning given to it in Section 2.7(e).

“Series B Excess Amount” shall have the meaning given to it in Section 2.7(d).

“Series B Merger Consideration” means the portion of the Base Purchase Price (in the case of the Base Merger Consideration) or the Final Purchase Price (in the case of the Final Merger Consideration) that would be payable to the holders of Series B Units issued and outstanding immediately prior to the Effective Time (other than any Company Interests to be cancelled pursuant to Section 2.5(a)(i)), if the Company were to distribute the Base Purchase Price or the Final Purchase Price (as the case may be) to the holders of the Company Interests as a Liquidating Distribution.

“Series B Unit” shall mean each Series B Unit of limited liability company interest in the Company granted pursuant to the Third Amended and Restated Operating Agreement.

“Series C Deficiency Amount” shall have the meaning given to it in Section 2.7(e).

“Series C Excess Amount” shall have the meaning given to it in Section 2.7(d).

“Series C Merger Consideration” means the portion of the Base Purchase Price (in the case of the Base Merger Consideration ) or the Final Purchase Price (in the case of the Final Merger Consideration) that would be payable to the holders of Series C Units issued and outstanding immediately prior to the Effective Time (other than any Company Interests to be cancelled pursuant to Section 2.5(a)(i)), if the Company were to distribute the Base Purchase Price or the Final Purchase Price (as the case may be) to the holders of the Company Interests as a Liquidating Distribution.

“Series C Unit” shall mean each Series C Unit of limited liability company interest in the Company granted pursuant to the Third Amended and Restated Operating Agreement.

“Site Leases” means the ground leases, licenses, easements or other right of use agreements pursuant to which the Company or one of its Subsidiaries holds a leasehold estate, leasehold interest, easement, license or other real property interest in, or uses or occupies, a Tower Site including amendment, modifications, supplements, assignments, guarantees, side letters and other documents related thereto.

“Straddle Period” means any Tax period beginning, but not ending, on or before the Closing Date.

“Subject Marks” shall have the meaning given to it in Section 6.6.

“Subsidiary of any Person, means, from time to time, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary or contingent voting power to elect directors or managers of such corporation is owned by such Person directly or indirectly through Subsidiaries of such Person, and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through any Subsidiaries has more than a 50% equity or voting interest or is a general or managing partner.

“Successor Sellers’ Representative” shall have the meaning given to it in Section 10.14.

“Surviving Company” shall have the meaning given to it in Section 2.4(a).

“Taxes” shall mean all taxes (domestic or foreign), including any income (net or gross), alternative or add on minimum, gross receipts, gains, margins, assets, capital stock, business organization, sales, use, value added, leasing, lease, user, ad valorem, transfer, recording, registration, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding, payroll, employment, unemployment, social security, disability, excise, severance, stamp, occupation, premium, escheat, unclaimed property, estimated, environmental or windfall profit tax, custom, duty or other tax, or other like assessment, levy or charge of any kind whatsoever, together with any interest, penalties, additions to tax or additional amount imposed by any Taxing Authority whether disputed or not.

“Tax Return” shall mean any return, document, declaration, report, claim for refund or other information or filing required to be supplied with respect to, or otherwise relating to, Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” shall mean any Authority responsible for the imposition of any Tax.

“TCF Run Rate” shall mean the Tower Cash Flow (either as a positive or (negative) number, as the case may be) of a given Tower Site.

“TD Facility” shall mean the Amended and Restated Loan Agreement, dated as of April 24, 2013, by and among Global Tower Holdings, LLC, as borrower, Global Tower Management, LLC, as parent, various noteholders party thereto, Toronto Dominion (Texas) LLC, as administrative agent, TD Securities (USA) LLC as lead arranger and bookrunner and RBC Capital Markets as joint lead arranger, joint bookrunner and syndication agent.

“Third Amended and Restated Operating Agreement” shall mean that certain Third Amended and Restated Limited Liability Company Operating Agreement of the Company dated as of March 26, 2013.

“Title Policy” shall have the meaning given to it in Section 4.10(e).

“Tower Cash Flow” shall mean Included Revenue less Included Expenses.

“Tower Leases” means the leases, licenses, easements, master agreements, master lease agreements, site lease agreements, co-location agreements or other Contracts to which Company or one of its Subsidiaries is a party and by which Company or one of its Subsidiaries grants a Person a leasehold estate, leasehold interest or the right to use or occupy space on (i) the Tower Structures or (ii) communications tower structures located on sites owned by Persons other than the Company or its Subsidiaries.

“Tower Related Assets” shall mean (i) the Tower Leases and security deposits (if any) from tenants under the Tower Leases, (ii) the Site Leases, (iii) all of the rights of the Company or any of its Subsidiaries to any casualty insurance proceeds payable after the execution of this Agreement and with respect to events occurring prior to the Closing with regard to the Tower Structures, the Tower Sites and the rights of the Company or any of its Subsidiaries under any Governmental Authorizations (excluding FCC licenses or authorizations) held with respect to ownership and use of the Tower Structures and Tower Sites by the Company or any of its Subsidiaries, (iv) copies of, or extracts from, all current, non-confidential files and records of the Company or any of its Subsidiaries to the extent that such files or records contain information related to the design, construction, maintenance, ownership, or leasing of the Tower Structures, the Tower Sites and the rights of the Company or any of its Subsidiaries under any Governmental Authorizations (excluding FCC licenses or authorizations) held with respect to ownership and use of the Tower Structures and Tower Sites by the Company or any of its Subsidiaries, (v) all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Tower Sites, including all access easements appurtenant to and for the benefit of any Tower Site for, and as the primary means of, access between the Tower Site and a public right of way, or for any other use upon which lawful use of the Tower Site for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets, (vi) all tenant applications for Tower Leases that are pending as of Closing and maintenance contracts related to the Tower Structures, the Tower Sites and the rights of the Company or any of its Subsidiaries under any Governmental Authorizations (excluding FCC licenses or authorizations) held with respect to ownership and use of the Tower Structures and Tower Sites by the Company or any of its Subsidiaries, (vii) claims for any Tax refunds but only to the extent that such claims relate to the operation of the Tower Structures, the Tower Sites and the rights of the Company or any of its Subsidiaries under any Governmental Authorizations (excluding FCC licenses or authorizations) held with respect to ownership and use of the Tower Structures and Tower Sites by the Company or any of its Subsidiaries following the Closing; and (viii) all rights to any warranties held by the Company or any of its Subsidiaries with respect to the Tower Sites, including the related Tower Structures.

“Tower Sites” shall mean (i) the tracts of real property, owned, leased, licensed or occupied by the Company and its Subsidiaries, on which the Tower Structures are located and (ii) the Managed Sites.

“Tower Structures” shall mean communications tower structures, DAS Network Infrastructure Assets and improvements (including buildings) situated at the Tower Sites, and all of the right, title and interest of Company or one of its Subsidiaries therein or appurtenant thereto, including rights to all attached tower lighting equipment; AM detuning systems; grounding systems (including tower foundations); guy wires, storage, equipment shelters (including foundations) or other buildings exclusively for use by third party tenants; temporary or portable on-site buildings that include shared equipment; and physical improvements on each Tower Site, including fencing; provided, however, that such term does not include any equipment, property or other assets (including buildings, structures and improvements owned by third parties) placed upon the Tower Structures or Tower Sites by third parties pursuant to Tower Leases or other Contracts.

“TPP” shall have mean Trans Pacific Pylon LLC, a limited liability company organized under the laws of Delaware prior to its merger with and into MIPT.

“Transfer Taxes” shall have the meaning set forth in Section 6.8(a).

“Transferred Interests” shall have the meaning given to it in the Recitals to this Agreement.

“Transferred MIPC Interests” shall have the meaning given to it in the Recitals to this Agreement.

“Transferred MIPT Interests” shall have the meaning given to it in the Recitals to this Agreement.

“Trust” shall have the meaning given to it in Section 10.16.

“Valuation Multiplier” shall have the meaning set forth on Section 1.1(c) of the Disclosure Schedule.

“Working Capital” means, as of any time, (i) accounts receivable, inventories and work in progress, net prepaid expenses and other current assets (but excluding Cash and income Tax assets), minus (ii) accounts payable and accrued expenses (other than income Tax liabilities and accrued interest), deferred revenue and other current liabilities (but excluding the current portion of Closing Indebtedness and the Debt Payoff Amount) of the Company and its Subsidiaries, each as determined in accordance with GAAP in a manner consistent with the preparation of the Company’s audited consolidated balance sheet as of December 31, 2012 (except as described in Section 1.1 of the Disclosure Schedule).